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                                                        Exhibit 2.1














                            REORGANIZATION AGREEMENT

                         DATED AS OF [               ]

                                 BY AND BETWEEN

                          TECHNOLOGY SOLUTIONS COMPANY

                                       AND

                              eLOYALTY CORPORATION



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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I - DEFINITIONS AND INTERPRETATION...................................-2-
         1.1.     Definitions................................................-2-
         1.2.     Interpretation.............................................-9-

ARTICLE II - THE DISTRIBUTION...............................................-10-
         2.1.     Issuance and Delivery of eLoyalty Shares..................-10-
         2.2.     Distribution of eLoyalty Shares...........................-10-
         2.3.     TSC Board Action..........................................-11-
         2.4.     Additional Approvals......................................-11-

ARTICLE III - FORMATION OF ELOYALTY/CORPORATE GOVERNANCE....................-11-
         3.1.     Certificate of Incorporation of eLoyalty..................-11-
         3.2.     By-laws...................................................-11-
         3.3.     Election of Board of Directors............................-11-
         3.4.     Appointment of Officers...................................-12-
         3.5.     Capital Stock of eLoyalty.................................-12-
         3.6.     Name Reservations and Registrations.......................-12-
         3.7.     Foreign Qualifications....................................-12-
         3.8.     Corporate Seal............................................-12-
         3.9.     Adoption of Stockholders Rights Plan......................-12-

ARTICLE IV - ASSET SEPARATION...............................................-13-
         4.1.     Transfer of Assets........................................-13-
         4.2.     Assumption of Liabilities.................................-16-
         4.3.     Retained Assets...........................................-17-
         4.4.     Retained Liabilities......................................-18-
         4.5.     Termination of Existing Intercompany Agreements...........-18-
         4.6.     Shared Contracts..........................................-18-

ARTICLE V - ASSET SEPARATION CLOSING MATTERS................................-19-
         5.1.     Delivery of Instruments of Conveyance.....................-19-
         5.2.     Delivery of Other Agreements..............................-19-
         5.3.     Provision of Corporate Records............................-19-

ARTICLE VI - NO REPRESENTATIONS AND WARRANTIES..............................-19-

ARTICLE VII - CERTAIN COVENANTS.............................................-20-
         7.1.     Third Party Consents......................................-20-
         7.2.     Material Governmental Approvals and Consents..............-20-
         7.3.     Non-Assignable Contracts..................................-20-
         7.4.     Novation of Assumed Liabilities...........................-21-


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         7.5.     Further Assurances........................................-21-
         7.6.     Nominee Shares............................................-22-
         7.7.     Collection of Accounts Receivable.........................-23-
         7.8.     Election of eLoyalty Board of Directors...................-23-
         7.9.     Late Payments.............................................-23-
         7.10.    Registration and Listing..................................-23-
         7.11.    No Noncompetition; Nonhiring; Nonsolicitation.............-24-
         7.12.    Litigation................................................-24-
         7.13.    eLoyalty Bank Accounts....................................-25-
         7.14.    Signs; Use of Company Name................................-25-
         7.15.    Reasonable Efforts........................................-25-
         7.16.    Use of Transferred Intellectual Property..................-26-

ARTICLE VIII - CONDITIONS TO THE DISTRIBUTION...............................-26-
         8.1.     Approval by TSC Board of Directors........................-26-
         8.2.     Receipt of IRS Private Letter Tax Ruling..................-26-
         8.3.     Compliance with State and Foreign Securities
                  and "Blue Sky" Laws.......................................-26-
         8.4.     SEC Filings and Approvals.................................-26-
         8.5.     Filing and Effectiveness of Registration Statement;
                  No Stop Order.............................................-27-
         8.6.     Dissemination of Information to TSC Stockholders..........-27-
         8.7.     Approval of NASDAQ Listing Application....................-27-
         8.8.     Receipt of Viability and Fairness Opinion of
                  Financial Advisor.........................................-27-
         8.9.     Operating Agreements......................................-27-
         8.10.    Resignations..............................................-27-
         8.11.    Consents..................................................-27-
         8.12.    No Actions................................................-28-
         8.13.    Consummation of Pre-Distribution Transactions.............-28-
         8.14.    No Other Events...........................................-28-
         8.15.    Satisfaction of Conditions................................-28-

ARTICLE IX - EMPLOYEES AND EMPLOYEE BENEFIT MATTERS.........................-28-
         9.1.     Employment of eLoyalty Employees..........................-28-
         9.2.     Severance.................................................-28-
         9.3.     Withdrawal from Participation in TSC Plans
                  and Establishment of eLoyalty Plans.......................-29-
         9.4.     Transfer of Savings Plan Account Balances.................-29-
         9.5.     Welfare Benefits Provided Under eLoyalty Plans............-29-
         9.6.     Stock Purchase Plans......................................-30-
         9.7.     Deferred Compensation Plan................................-30-
         9.8.     Stock Options.............................................-31-
         9.9.     Workers' Compensation.....................................-32-
         9.10.    WARN Act..................................................-32-
         9.11.    Information to be Provided to TSC.........................-32-

ARTICLE X - INSURANCE MATTERS...............................................-32-


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         10.1.    Insurance Prior to the Distribution Date..................-32-
         10.2.    Ownership of Existing Policies and Programs...............-33-
         10.3.    Procurement of Insurance for eLoyalty.....................-33-
         10.4.    Acquisition and Maintenance of Post-Distribution eLoyalty
                  Insurance Policies and Programs...........................-33-
         10.5.    eLoyalty Directors' and Officers' Insurance...............-34-
         10.6.    Post-Distribution Insurance Claims Administration.........-34-
         10.7.    Non-Waiver of Rights to Coverage..........................-35-
         10.8.    Scope of Affected Policies of Insurance...................-35-

ARTICLE XI - EXPENSES.......................................................-35-
         11.1.    Allocation of Expenses....................................-35-

ARTICLE XII - INDEMNIFICATION...............................................-36-
         12.1.    Release of Pre-Distribution Claims........................-36-
         12.2.    Indemnification by eLoyalty...............................-38-
         12.3.    Indemnification by TSC....................................-39-
         12.4.    Applicability of and Limitation on Indemnification........-40-
         12.5.    Adjustment of Indemnifiable Losses........................-40-
         12.6.    Procedures for Indemnification of Third Party Claims......-41-
         12.7.    Procedures for Indemnification of Direct Claims...........-43-
         12.8.    Contribution..............................................-44-
         12.9.    Remedies Cumulative.......................................-44-
         12.10.   Survival..................................................-44-

ARTICLE XIII - DISPUTE RESOLUTION...........................................-44-
         13.1.    Agreement to Arbitrate....................................-44-
         13.2.    Escalation and Mediation..................................-45-
         13.3.    Procedures for Arbitration................................-45-
         13.4.    Selection of Arbitrator...................................-46-
         13.5.    Hearings..................................................-47-
         13.6.    Discovery and Certain Other Matters.......................-47-
         13.7.    Certain Additional Matters................................-48-
         13.8.    Continuity of Service and Performance.....................-49-
         13.9.    Law Governing Arbitration Procedures......................-49-
         13.10.  Choice of Forum............................................-49-

ARTICLE XIV - ACCESS TO INFORMATION AND SERVICES............................-49-
         14.1.    Agreement for Exchange of Information.....................-49-
         14.2.    Ownership of Information..................................-50-
         14.3.    Compensation for Providing Information....................-50-
         14.4.    Retention of Records......................................-50-
         14.5.    Limitation of Liability...................................-50-
         14.6.    Production of Witnesses...................................-50-
         14.7.    Confidentiality...........................................-51-



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         14.8.    Privileged Matters........................................-51-

ARTICLE XV - MISCELLANEOUS..................................................-52-
         15.1.    Entire Agreement..........................................-52-
         15.2.    Choice of Law and Forum...................................-53-
         15.3.    Amendment.................................................-53-
         15.4.    Waiver....................................................-53-
         15.5.    Partial Invalidity........................................-53-
         15.6.    Execution in Counterparts.................................-53-
         15.7.    Successors and Assigns....................................-53-
         15.8.    Third Party Beneficiaries.................................-54-
         15.9.    Notices...................................................-54-
         15.10.   Performance...............................................-55-
         15.11.   Force Majeure.............................................-55-
         15.12.   No Public Announcement....................................-55-
         15.13.   Termination...............................................-55-


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EXHIBITS

Exhibit A - eLoyalty Business
Exhibit B1 - Form of TSC Intellectual Property License Agreement
Exhibit B2 - Form of eLoyalty Intellectual Property License Agreement Exhibit C - Form of Shared Services Agreement
Exhibit D - Form of Tax Sharing and Disaffiliation Agreement
Exhibit E - Stockholder Rights Plan
Exhibit F - Balance Sheet Assets
Exhibit G - eLoyalty Board of Directors
Exhibit H - List of Mediators


SCHEDULES

Schedule 4.1(d) - Real Estate Leases
Schedule 4.1(e) - Personal Property Leases
Schedule 4.1(f) - Intellectual Property
Schedule 4.1(g)(i) - Contracts Related to Acquisitions or Divestitures
Schedule 4.1(g)(ii) - Service, License, Maintenance and Support Contracts
Schedule 4.1(g)(iii) - Supplier Contracts
Schedule 4.1(g)(iv) - Joint Development and Alliance Contracts
Schedule 4.1(g)(v) - Third-Party Service Contracts
Schedule 4.1(g)(vi) - Telecommunications Contracts
Schedule 4.1(j) - Subsidiaries, Joint Ventures and Minority Interests
Schedule 4.1(m) - Trademarks
Schedule 4.1(n) - Loans to Transferred Employees
Schedule 4.1(o) - Industry Awards
Schedule 4.5 - Surviving Intercompany Agreements
Schedule 7.13 - eLoyalty Bank Accounts
Schedule 9.1 - Transferred Employees



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                            REORGANIZATION AGREEMENT


                  REORGANIZATION AGREEMENT, dated as of [________], 2000, by and between Technology Solutions Company, a Delaware corporation ("TSC"), and eLoyalty Corporation, a Delaware corporation ("eLoyalty") and, as of the date hereof, a wholly-owned Subsidiary (as hereinafter defined) of TSC.

                  WHEREAS, TSC provides, inter alia, information technology consulting and strategic business consulting services that help clients improve operations, transform customer relationships and build and enhance customer loyalty (as more fully described in Exhibit A hereto, the "eLoyalty Business");

                  WHEREAS, the Board of Directors of TSC has determined that it would be advisable and in the best interests of TSC and its stockholders for TSC to transfer to eLoyalty the business, operations, assets and liabilities related to the eLoyalty Business;

                  WHEREAS, TSC has agreed to transfer and assign, or cause to be transferred and assigned, to eLoyalty substantially all of the assets and properties of the eLoyalty Business held by TSC and/or one or more of its Subsidiaries, and eLoyalty has agreed to assume, or cause to be assumed by one or more of its Subsidiaries, certain liabilities and obligations arising out of or relating to the eLoyalty Business (collectively, the "Contribution");

                  WHEREAS, the Board of Directors of TSC has determined that it would be advisable and in the best interests of TSC and its stockholders for TSC to distribute on a pro-rata basis to the holders of record of TSC common stock, par value $.01 per share (the "TSC Common Stock"), without any consideration being paid by such holders, all of the outstanding shares of eLoyalty common stock, par value $.01 per share (the "eLoyalty Common Stock") owned directly and indirectly by TSC (the "Distribution");

                  WHEREAS, for federal income tax purposes, the Contribution and Distribution are intended to qualify for tax-free treatment under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Contribution and Distribution and certain other agreements that will govern the relationship of TSC and eLoyalty following the Distribution;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TSC and eLoyalty agree as follows:






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                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

                  1.1. DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

                  "ACTION" means any action, claim, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any governmental or other regulatory or administrative entity, agency or commission or any arbitration tribunal.

                  "AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For the purpose of this definition, the term "control" means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term "controlled" has the meaning correlative to the foregoing. After the Distribution Date, eLoyalty and TSC shall not be deemed to be under common control for purposes hereof due solely to the fact that eLoyalty and TSC have common stockholders.

                  "APPLICABLE DEADLINE" has the meaning specified in Section 13.3(b).

                  "ARBITRATION ACT" means the United States Arbitration Act, 9 U.S.C. ss.ss.1-16, as the same may be amended from time to time.

                  "ARBITRATION DEMAND DATE" has the meaning specified in Section 13.3(a).

                  "ARBITRATION DEMAND NOTICE" has the meaning specified in
Section 13.3(a).

                  "ASSET TRANSFER DATE" means the date determined by the Board of Directors of TSC as the date on which the Transferred Assets are transferred to eLoyalty.

                  "ASSUMED ACTIONS" has the meaning specified in Section
         7.12(a).

                  "ASSUMED LIABILITIES" has the meaning specified in Section
         4.2.

                  "BALANCE SHEET" has the meaning specified in Section 4.1(a).

                  "BOARD OF DIRECTORS" means the board of directors of the referenced corporation or any duly authorized committee thereof.

                  "CODE" has the meaning specified in the sixth paragraph of this Agreement.

                  "COMBINED VALUE" has the meaning specified in Section 9.8(a).

                  "CONTRACTS" has the meaning specified in Section 4.1(g).


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                  "CONTRIBUTION" has the meaning specified in the fourth
paragraph of this Agreement.

                  "CONVEYANCING INSTRUMENTS" has the meaning specified in
Section 5.1.

                  "COPYRIGHTS" means United States and foreign copyrights, both registered and unregistered, along with the registrations and applications to register any such copyrights.

                  "DISTRIBUTION" has the meaning specified in the fifth paragraph of this Agreement.

                  "DISTRIBUTION DATE" means the date determined by the Board of Directors of TSC as the date on which the eLoyalty Shares are distributable to holders of record of TSC Common Stock as of the Record Date.

                  "ELOYALTY" has the meaning specified in the first paragraph of this Agreement.

                  "ELOYALTY BUSINESS" has the meaning specified in the second paragraph of this Agreement.

                  "ELOYALTY COMMON STOCK" has the meaning specified in the fifth paragraph of this Agreement.

                  "ELOYALTY DEFERRED COMPENSATION PLAN" has the meaning specified in Section 9.3(b).

                  "ELOYALTY DISTRIBUTABLE SHARE" means one (1) eLoyalty Share.

                  "ELOYALTY INDEMNIFIED PARTIES" has the meaning specified in
Section 12.3.

                  "ELOYALTY SAVINGS PLAN" has the meaning specified in Section 9.3(b).

                  "ELOYALTY SHARE" means one share of eLoyalty Common Stock.

                  "ELOYALTY VALUE" has the meaning specified in Section 9.8(a).

                  "ESCALATION NOTICE" has the meaning specified in Section 13.2(a).

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

                  "EXPENSES" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

                  "FOREIGN EXCHANGE RATE" means, with respect to any currency other than United States dollars, as of any date of determination, the average of the opening bid and asked rates on such date at which such currency may be exchanged for United States dollars as quoted by Bank of America, N.A.

                  "GOVERNMENTAL AUTHORITY" means any foreign, federal, state, local or other government, governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral body.

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

                  "INDEMNIFIED PARTY" has the meaning specified in Section 12.5(a).

                  "INDEMNIFYING PARTY" has the meaning specified in Section 12.5(a).

                  "INDEMNITY PAYMENT" has the meaning specified in Section 12.5(a).

                  "INFORMATION" has the meaning specified in Section 14.1(a).

                  "INFORMATION STATEMENT" has the meaning specified in Section 7.10(a).

                  "INSURANCE AMOUNT" has the meaning specified in Section 10.5.

                  "INSURANCE CHARGES" has the meaning specified in Section 10.6.

                  "INSURANCE POLICIES" means the insurance policies written by insurance carriers unaffiliated with TSC pursuant to which eLoyalty or one or more of its Subsidiaries (or their respective officers or directors) will be insured parties after the Distribution Date.

                  "INSURANCE PROCEEDS" means those monies (i) received by an insured from an insurance carrier, (ii) paid by an insurance carrier on behalf of the insured or (iii) received from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability, in each such case net of any applicable premium adjustments (including reserves and retrospectively-rated premium adjustments) and net of any costs or expenses (including allocated costs of in-house counsel and other personnel) incurred in the collection thereof.

                  "INSURED CLAIMS" means those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the TSC Policies, whether or not subject to deductibles, co-insurance, uncollectability, premium adjustments (including reserves), retrospectively-rated premium adjustments or retentions, but only to the extent that such Liabilities are within applicable TSC Policy limits, including aggregates and deductibles.

                  "INTELLECTUAL PROPERTY LICENSE AGREEMENTS" means the TSC and eLoyalty intellectual property license





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agreements in substantially the forms of Exhibits B-1 and B-2 hereto.

                  "INTERCOMPANY AGREEMENTS" means any Contract between TSC and eLoyalty entered into prior to the Distribution Date.

                  "INTERFACES" means software that creates interfaces between the Software and third-party software programs.

                  "INVESTORS" has the meaning specified in Section 3.3.

                  "IRS" means the Internal Revenue Service.

                  "LIABILITY" means any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

                  "LOSSES" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, fees, expenses, deficiencies, claims or other charges, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

                  "MATERIAL GOVERNMENTAL APPROVALS AND CONSENTS" means any material notices, reports or other filings to be made with or to, or any consents, registrations, approvals, permits, clearances or authorizations to be obtained from, any Governmental Authority.

                  "METHODOLOGIES" means methodologies, architectures, processes, algorithms and technologies, including, without limitation, all related trade secrets and know-how.

                  "NASDAQ" means The NASDAQ Stock Market's National Market System or any successor thereto.

                  "NON-PERMITTED NAMES" has the meaning specified in Section
         7.14.

                  "OPERATING AGREEMENTS" means the Intellectual Property License Agreements, the Tax Sharing Agreement, the Shared Services Agreement and any other agreement regarding the ongoing business and service relationships between TSC and eLoyalty and their respective Subsidiaries and Affiliates following the Distribution.

                  "PARTY" means TSC or eLoyalty.

                  "PATENTS" means United States and foreign patents and applications for patents, including any continuations, continuations-in-part, divisions, renewals, reissues and extensions thereof.

                  "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

                  "PERSONAL PROPERTY LEASES" has the meaning specified in
Section 4.1(e).

                  "PRIME RATE" means the rate that Bank of America, N.A. (or any successor thereto or other major money center commercial bank agreed to by the Parties) announces from time to time as its prime lending rate, as in effect from time to time.

                  "PRIVILEGE" OR "PRIVILEGES" has the meaning specified in
Section 14.8(a).

                  "PRIVILEGED INFORMATION" has the meaning specified in Section 14.8(a).

                  "PURCHASE AGREEMENT" has the meaning specified in Section 3.3.

                  "REAL ESTATE LEASES" has the meaning specified in Section 4.1(d).

                  "RECEIVABLES" has the meaning specified in Section 4.1(b)(i).

                  "RECORD DATE" means the date determined by the Board of Directors of TSC as the record date for determining stockholders of TSC entitled to receive shares of eLoyalty Common Stock in the Distribution.

                  "REGISTRATION STATEMENT" has the meaning specified in Section 7.10(a).

                  "RETAINED ASSETS" has the meaning specified in Section 4.3.

                  "RETAINED BUSINESS" means those portions of the business of TSC and its current Subsidiaries that are not part of the eLoyalty Business.

                  "RETAINED LIABILITIES" has the meaning specified in Section
         4.4.

                  "RIGHTS PLAN" has the meaning specified in Section 3.9.

                  "SEC" means the United States Securities and Exchange Commission.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

                  "SECURITY INTEREST" means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

                  "SHARED CONTRACT" means a Contract with a third Person that directly benefits both TSC and eLoyalty.

                  "SHARED CONTRACTUAL LIABILITIES" mean Liabilities in respect of Shared Contracts.

                  "SHARED SERVICES AGREEMENT" means the shared services agreement in substantially the form of Exhibit H hereto.

                  "SOFTWARE" means computer software programs, in source code and object code form, including, without limitation, all related source diagrams, flow charts, specifications, documentation and all other materials and documentation necessary to allow a reasonably skilled third party programmer or technician to maintain, support or enhance the Software.

                  "SUBSIDIARY" means, when used with reference to any Person, any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

                  "TAX" (and, with correlative meaning, "Taxes" and "Taxable") means:

                  (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority; and

                  (ii) any Liability of either Party for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of either Party under any Tax sharing arrangement or Tax indemnity arrangement.

                  "TAX SHARING AGREEMENT" means the Tax Sharing and Disaffiliation Agreement in substantially the form of Exhibit B hereto.

                  "THIRD PARTY CLAIM" has the meaning specified in Section 12.6(a).

                  "THIRD PARTY CONSENTS" has the meaning specified in Section
7.1.

                  "TRADEMARKS" has the meaning specified in Section 4.1(m).

                  "TRANSFER AGENT" means ChaseMellon Shareholder Services, L.L.C., the transfer agent appointed by TSC to distribute shares of eLoyalty Common Stock pursuant to the Distribution.

                  "TRANSFERRED ACTIONS" has the meaning specified in Section 7.12(b).

                  "TRANSFERRED ASSETS" has the meaning specified in Section 4.1.

                  "TRANSFERRED EMPLOYEES" has the meaning specified in Section 9.1.

                  "TRANSFERRED INTELLECTUAL PROPERTY" has the meaning specified in Section 4.1(f).

                  "TSC" has the meaning specified in the first paragraph of this Agreement.

                  "TSC COMMON STOCK" has the meaning specified in the fifth paragraph of this Agreement.

                  "TSC DEFERRED COMPENSATION PLAN" has the meaning specified in
Section 9.7.

                  "TSC INDEMNIFIED PARTIES" has the meaning specified in Section 12.2(a).

                  "TSC PLANS" has the meaning specified in Section 9.3(a).

                  "TSC POLICY" and "TSC POLICIES" have the meanings specified in
Section 10.2.

                  "TSC SAVINGS PLAN" has the meaning specified in Section 9.4.

                  "TSC VALUE" has the meaning specified in Section 9.8(b).

                  "VOTING STOCK" means all of the capital stock of eLoyalty entitled to vote generally in the election of directors but excluding any class or series of capital stock entitled to vote only in the event of dividend arrearages thereon, whether or not at the time of determination there are any such dividend arrearages.

                  "WARN ACT" has the meaning specified in Section 9.10.

                  1.2. INTERPRETATION. (a) In this Agreement, unless the context clearly indicates otherwise:

                  (i) words used in the singular include the plural and words in the plural include the singular;

                  (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

                  (iii) reference to any gender includes the other gender;

                  (iv) the word "including" means "including but not limited to";

                  (v) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

                  (vi) the words "herein," "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

                  (vii) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

                  (viii) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

                  (ix) relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including";

                  (x) accounting terms used herein shall have the meanings historically ascribed to them by TSC and its Subsidiaries based upon TSC's internal financial policies and procedures in effect prior to the date of this Agreement;

                  (xi) in the event of any conflict between the provisions of the body of this Agreement and the Exhibits or Schedules hereto, the provisions of the body of this Agreement shall control; and

                  (xii) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement.

                  (b) This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either Party shall not apply to any construction or interpretation hereof.


                                   ARTICLE II

                                THE DISTRIBUTION

                  2.1. ISSUANCE AND DELIVERY OF ELOYALTY SHARES. eLoyalty shall issue to TSC the number of eLoyalty Shares required so that the total number of eLoyalty Shares held by TSC on the Distribution Date is equal to the total number of eLoyalty Shares distributable pursuant to Section 2.2. TSC shall deliver to the Transfer Agent one or more stock certificates representing all of the eLoyalty Shares held by TSC, together with one or more stock power(s) duly endorsed in blank. The Transfer Agent will then transfer and distribute such shares in the manner described in Section 2.2 below.

                  2.2. DISTRIBUTION OF ELOYALTY SHARES. eLoyalty shall provide to the Transfer Agent sufficient certificates in such denominations as the Transfer Agent may request in order to effect the Distribution. TSC shall instruct the Transfer Agent (i) to distribute to all holders of record of TSC Common Stock as of the Record Date the eLoyalty Distributable Share for each share of TSC Common Stock outstanding and held of record by such holder as of the Record Date, and (ii) to deliver to eLoyalty, as a contribution to eLoyalty, all of the remaining eLoyalty Shares, if any, then held by the Transfer Agent. Any such returned eLoyalty Shares shall be canceled immediately by eLoyalty, and the Board of Directors of eLoyalty shall take appropriate action so that such returned shares shall not constitute treasury shares. All of the distributed eLoyalty Shares shall be validly issued, fully paid and nonassessable and shall be free of any preemptive rights.

                  2.3. TSC BOARD ACTION. The Board of Directors of TSC shall, in its sole discretion, determine the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution. The Board of Directors of TSC also shall have the right to adjust at any time prior to the Distribution Date the eLoyalty Distributable Share. The consummation of the transactions provided for in this Article II shall be effected only after the Distribution has been declared by the Board of Directors of TSC and after all of the conditions set forth in Article VIII hereof shall have been satisfied or waived by TSC.

                  2.4. ADDITIONAL APPROVALS. TSC shall cooperate with eLoyalty in effecting, and if so requested by eLoyalty, TSC shall, as the majority stockholder of eLoyalty prior to the Distribution, ratify all actions that are reasonably necessary or desirable to be taken by eLoyalty to effectuate, the transactions referenced in or contemplated by this Agreement in a manner consistent with the terms of this Agreement.


                                   ARTICLE III

                   FORMATION OF ELOYALTY/CORPORATE GOVERNANCE

                  3.1. CERTIFICATE OF INCORPORATION OF ELOYALTY. The original Certificate of Incorporation of eLoyalty was filed with the Secretary of State of the State of Delaware on May 11, 1999. On July 9, 1999, an amendment to the Certificate of Incorporation was filed that (i) changed the name of the company from TSC/ECM Inc. to eLoyalty Corporation and (ii) increased the number of authorized shares of capital stock to 110,000,000, consisting of 10,000,000 shares of eLoyalty preferred stock, par value $.01 per share, and 100,000,000 shares of eLoyalty Common Stock. On January 3, 2000 an additional amendment to the Certificate of Incorporation was filed whereby eLoyalty elected to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                  3.2. BY-LAWS. The original By-laws of eLoyalty were adopted on June 21, 1999 by written action of the sole incorporator of eLoyalty.

                  3.3. ELECTION OF BOARD OF DIRECTORS. The initial Board of Directors of eLoyalty, consisting of Messrs. Conway, Kohler and Waltrip, was elected on June 22, 1999 by written action of TSC in its capacity as the sole stockholder of eLoyalty. On June 25, 1999 the Board of Directors of eLoyalty, by written action, increased the size of the Board from three to six and elected Messrs. Murray, Purcell and Zucchini as additional directors. On August 13, 1999 TSC and eLoyalty entered into a Common Stock Purchase and Sale Agreement (the "Purchase Agreement") that, among other things, grants each of Sutter Hill Ventures and Technology Crossover Management III, L.L.C. (together, the "Investors") the right to designate a nominee to the Board of Directors of eLoyalty. The Investors' nominees are Messrs. Coxe and Hoag. On January 3, 2000 the Board of Directors of eLoyalty, by written action, accepted the resignations of Messrs. Waltrip and Kohler from the Board and reduced the size of the Board from six to five. Messrs. Kohler and Purcell were elected as additional directors on January 3, 2000 by written action of TSC in its capacity as the sole stockholder of eLoyalty. Messrs. Waltrip will resign from the Board of Directors of eLoyalty on or prior to the Distribution Date.

                  3.4. APPOINTMENT OF OFFICERS. On June 22, 1999 the Board of Directors of eLoyalty, by written action, appointed Kelly D. Conway as the President and Chief Executive Officer, Paul R. Peterson as the Secretary and Timothy P. Dimond as the Treasurer of eLoyalty. On December 16, 1999, the Board of Directors of eLoyalty, by written action, appointed Timothy J. Cunningham as the Assistant Treasurer and Chief Financial Officer. On January 3, 2000, Messrs. Peterson and Dimond resigned from their respective positions as officers of eLoyalty and the Board of Directors of eLoyalty, by written action, appointed John R. Purcell as the Iterim Chairman, Kelly D. Conway as the President and Chief Executive Officer and Timothy J. Cunningham as the Chief Financial Officer, Secretary and Treasurer.

                  3.5. CAPITAL STOCK OF ELOYALTY. On June 22, 1999 the Board of Directors of eLoyalty, by written action, approved the issuance and delivery to TSC of a stock certificate evidencing TSC's ownership of 100 shares of eLoyalty Common Stock. On December 16, 1999 the Board of Directors of eLoyalty issued 41,399,900 additional shares of eLoyalty Common Stock to TSC in exchange for a cash payment of $413,999. The Purchase Agreement provides, among other things, for the sale of 1,200,000 shares of eLoyalty Common Stock to Sutter Hill Ventures and an aggregate of 1,200,000 shares of eLoyalty Common Stock to four entities controlled by Technology Crossover Management III, L.L.C. The number of shares of eLoyalty Common Stock actually sold to those investors is subject to adjustment. As of December 31, 1999, options to acquire 5,340,000 shares of eLoyalty Common Stock have been issued under eLoyalty's 1999 Stock Incentive Plan.

     3.6. NAME RESERVATIONS AND REGISTRATIONS. eLoyalty has reserved the name "eLoyalty Corporation" in all states except for Florida, which does not allow such a reservation. eLoyalty has registered the name "eLoyalty Corporation" in South Dakota and New Mexico.

     3.7. FOREIGN QUALIFICATIONS. eLoyalty has qualified or will qualify in all jurisdictions (other than its place of incorporation) in which it intends to conduct business.

     3.8. CORPORATE SEAL. On June 22, 1999 the Board of Directors of eLoyalty, by written action, approved the form of the corporate seal. Inscribed thereon is the name "eLoyalty Corporation" and the words "Corporate Seal, Delaware."

     3.9. ADOPTION OF STOCKHOLDERS RIGHTS PLAN. On December 16, 1999 the Board of Directors of eLoyalty met to discuss, among other things, the desirability of adopting a stockholder rights plan. In connection with that meeting, a presentation was made to the Board of Directors of eLoyalty to assist them with their analysis of the merits of taking such action. On January , 2000 the Board of Directors of eLoyalty, by written action, will consider the adoption of the Stockholders Rights Plan (the "Rights Plan") in substantially the form attached as Exhibit C hereto, and the establishment of a committee of the Board of Directors of eLoyalty to set the strike price under the Rights Plan.

                                   ARTICLE IV

                                ASSET SEPARATION

     4.1. TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, on or prior to the Distribution Date, TSC shall convey, assign, transfer, contribute and set over, or cause to be conveyed, assigned, transferred, contributed and set over, to eLoyalty, and eLoyalty shall accept and receive, all right, title and interest of TSC in and to the tangible and intangible assets of the eLoyalty Business (all of such assets being hereinafter referred to as the "Transferred Assets"), including the following:

          (a) Balance Sheet Assets. All assets reflected or disclosed on the unaudited balance sheet of the eLoyalty Business as of September 30, 1999 attached as Exhibit D hereto (the "Balance Sheet"), including all machinery, equipment, furniture and other tangible personal property, whether owned or leased, used primarily in the operation of the eLoyalty Business, subject to acquisitions, dispositions and adjustments in the ordinary course of the eLoyalty Business, consistent with past practice, after such date;

          (b) Receivables.

                    (i) All accounts receivable, notes receivable, lease
               receivables, prepayments (other than prepaid insurance), advances and other receivables arising out of or produced by the eLoyalty Business and owing by any Persons (the "Receivables");

                    (ii) all cash payments received after the Distribution Date on account of the Receivables;

                    (iii) all manufacturers' warranties or guarantees related to the Transferred Assets or related to any of the Assumed Liabilities; and

                    (iv) any and all manufacturers' or third party service or
               replacement programs relating to the Transferred Assets;

          (c) Inventories. All supplies, packaging and other inventories related to the eLoyalty Business.

          (d) Real Property Leases. Those certain real estate leases set forth on Schedule 4.1(d) hereto (the "Real Estate Leases") and any and all improvements, fixtures, machinery, equipment and other property located on the premises demised under such Real Estate Leases;

          (e) Personal Property Leases. Those certain machinery, equipment or other tangible personal property leases (the "Personal Property Leases") set forth on Schedule 4.1(e) hereto;

          (f) Intellectual Property. All Copyrights, Interfaces, Methodologies, Patents and Software to the extent the foregoing are used primarily in connection with the eLoyalty Business, including (i) those set forth on
     Schedule 4.1(f) hereto; (ii) all business and technical information, nonpatented inventions, discoveries, processes, formulations, trade secrets, know-how and technical data used primarily in connection with the eLoyalty Business made or conceived by employees, consultants or contractors of TSC or its Subsidiaries as to which TSC or its Subsidiaries have rights under any agreement or otherwise relating to the foregoing;
     (iii) all business and technical information, nonpatented inventions, discoveries, processes, formulations, trade secrets, know-how and technical data used primarily in connection with the eLoyalty Business made or conceived by third parties as to which TSC or its Subsidiaries have rights pursuant to executory agreements with said third parties relating to the foregoing; and (iv) all permits, grants, contracts, agreements and licenses running to or from TSC or its Subsidiaries relating to the foregoing; and all rights that are associated with the foregoing (collectively, the "Transferred Intellectual Property");

          (g) Contracts. All of the following contracts, agreements, arrangements, leases (other than Real Estate Leases and Personal Property Leases), manufacturers' warranties, memoranda, understandings and offers open for acceptance of any nature, whether written or oral (the "Contracts"):

               (i) all Contracts related to acquisitions or divestitures of assets or stock related primarily to the eLoyalty Business, including Contracts related to the transactions set forth on Schedule 4.1(g)(i) hereto, except to the extent any such

          Contracts relate to the Retained Business and except to the extent indicated on Schedule 4.1(g)(i);

               (ii) all service, license, maintenance and support Contracts with customers related primarily to the eLoyalty Business, including those set forth on Schedule 4.1(g)(ii) hereto;

               (iii) all supplier Contracts related primarily to the eLoyalty Business relating either to raw materials or distributed products, including those set forth on Schedule 4.1(g)(iii) hereto;

               (iv) all joint development and alliance Contracts related primarily to the eLoyalty Business, including those set forth on
          Schedule 4.1(g)(iv) hereto;

               (v) all Contracts with third-parties related primarily to the eLoyalty Business relating to services provided to, or for the benefit of, eLoyalty, including those set forth on Schedule 4.1(g)(v) hereto;

               (vi) the telecommunications Contracts related primarily to the eLoyalty Business, including those set forth on Schedule 4.1(g)(vi) hereto;

               (vii) the Shared Contracts that are designated as being assigned to eLoyalty; and

               (viii) all other Contracts related primarily to the eLoyalty Business.

          (h) Permits and Licenses. All permits, approvals, licenses, franchises, authorizations or other rights granted by any Governmental Authority held or applied for by TSC and its Subsidiaries and that are used primarily in the eLoyalty Business or that relate primarily to the Transferred Assets, and all other consents, grants and other rights that are used primarily for the lawful ownership of the Transferred Assets or the operation of the eLoyalty Business and that are legally transferable to eLoyalty;

          (i) Claims and Indemnities. All rights, claims, demands, causes of action, judgments, decrees and rights to indemnity or contribution, whether absolute or contingent, contractual or otherwise, in favor of TSC relating primarily to the eLoyalty Business, including the right to sue, recover and retain such recoveries and the right to continue in the name of TSC and its Subsidiaries any pending actions relating to the foregoing, and to recover and retain any damages therefrom;

          (j) Subsidiaries, Joint Ventures and Minority Interests. All shares of capital stock or equity or debt or other interests owned by TSC or its Subsidiaries in the Subsidiaries, joint ventures and minority investments set forth on Schedule 4.1(j) hereto;

          (k) Books And Records. All books and records (including all records pertaining to customers, suppliers and personnel), wherever located, that relate primarily to the operation of the eLoyalty Business;

          (l) Supplies. All office supplies, production supplies, spare parts, purchase orders, forms, labels, shipping material, art work, catalogues, sales brochures, operating manuals and advertising and promotional material and all other printed or written material that relate primarily to the operation of the eLoyalty Business;

          (m) Trademarks. All United States, state and foreign trademarks, service marks, logos, trade dress and trade names (including all assumed or fictitious names under which TSC is conducting the eLoyalty Business), whether registered or unregistered, including all goodwill associated with the foregoing, and all registrations and pending applications to register the foregoing to the extent the foregoing are used or intended to be used primarily in connection with the eLoyalty Business, including those set forth on Schedule 4.1(m) hereto (collectively, the "Trademarks");

          (n) Loans to Transferred Employees. All loans, notes or other debts owed to TSC and its Subsidiaries by any Transferred Employees (as hereinafter defined), including those set forth on Schedule 4.1(n) hereto;

          (o) Industry Awards. All industry awards that are sponsored primarily by the eLoyalty Business, including those set forth on Schedule 4.1(o) hereto;

          (p) Tax Credits. Any right, title or interest in any tax refund, credit or benefit to which eLoyalty or any of its Subsidiaries is entitled in accordance with the terms of the Tax Sharing Agreement; and

          (q) Other Assets. All other assets, tangible or intangible, including all goodwill, that are used primarily in or relate primarily to the operations of the eLoyalty Business, including, without limitation, e-mail addresses, domain names and websites.

     4.2. ASSUMPTION OF LIABILITIES. Except as expressly limited in this Article IV, eLoyalty shall assume, effective on or before the Distribution Date, and pay, comply with and discharge all contractual and other Liabilities of TSC arising out of or relating to the eLoyalty Business, whether due or to become due, including:

          (a) All Liabilities of TSC that are reflected, disclosed or reserved for on the Balance Sheet, as such Liabilities may be increased or decreased in the operation of the eLoyalty Business from the date of the Balance Sheet through the Distribution Date in the ordinary course of business consistent with past practice;

          (b) All Liabilities of TSC under or related to the Real Estate Leases, the Personal Property Leases and the Contracts, such assumption to occur as
     (i) assignee if such Real Estate Leases, Personal Property Leases and Contracts are assignable and are assigned or otherwise transferred to eLoyalty, or (ii) subcontractor, sublessee or sublicensee as provided in Section 7.3 below if assignment of such Real Estate Leases, Personal Property Leases and Contracts and/or the proceeds thereof is prohibited by law, by the terms thereof or not permitted by the other contracting party;

          (c) All warranty, performance and similar obligations entered into or made by TSC prior to the Distribution Date with respect to the products or services of the eLoyalty Business;

          (d) All Liabilities of TSC in connection with claims of past or current employees of the eLoyalty Business, except as otherwise expressly provided in this Agreement;

          (e) All Liabilities of TSC related to any and all Actions asserting a violation of any law, rule or regulation related to or arising out of the operations of the eLoyalty Business, whether before or after the Distribution Date and the Liabilities relating to any Assumed Actions (as hereinafter defined);

          (f) All Liabilities for which eLoyalty is liable in accordance with the terms of the Tax Sharing Agreement;

          (g) All Liabilities of TSC related to the immigrant and nonimmigrant status of any foreign national employees who are Transferred Employees (as hereinafter defined); and

          (h) All other Liabilities of TSC relating to the eLoyalty Business, whether existing on the date hereof or arising at any time or from time to time after the date hereof, and whether based on circumstances, events or actions arising heretofore or hereafter, whether or not such Liabilities shall have been disclosed herein, and whether or not reflected on the books and records of TSC or eLoyalty or the Balance Sheet.

     The Liabilities described in this Section 4.2 are referred to in this Agreement collectively as the "Assumed Liabilities."

     4.3. RETAINED ASSETS. Notwithstanding anything to the contrary herein, the following assets (the "Retained Assets") are not, and shall not be deemed to be, Transferred Assets:

          (a) Cash and cash equivalents, any cash on hand or in bank accounts, certificates of deposit, commercial paper and similar securities, except for (i) deposits securing bonds, letters of credit, leases and all other obligations related to the eLoyalty Business, (ii) petty cash and impressed funds related to the eLoyalty Business, (iii) cash held in foreign bank accounts and (iv) $20,000,000;

          (b) Any right, title or interest in any tax refund, credit or benefit to which TSC or any of its Subsidiaries is entitled in accordance with the terms of the Tax Sharing Agreement.

          (c) Any amounts accrued on the books and records of TSC and its Subsidiaries or the eLoyalty Business with respect to any Retained Liabilities (as hereinafter defined);

          (d) Except as provided in Sections 9.4 and 9.7, assets relating to the provision of benefits to present or former employees of the eLoyalty Business; and

          (e) Any intellectual property rights in and to the name "TSC" and the related emblem design, and any variants thereof, and the trademarks and trade names used by TSC or its Subsidiaries in relation to the Retained Business, except as provided in the Intellectual Property License Agreements attached as Exhibits B-1 and B-2 hereto.

     4.4. RETAINED LIABILITIES. Notwithstanding anything to the contrary in this Agreement, neither eLoyalty nor any of its Subsidiaries shall assume any of the following Liabilities of TSC or its Subsidiaries (the "Retained Liabilities"):

          (a) Except as provided in Article IX, the Liabilities under all the TSC Plans; and

          (b) All Liabilities for which TSC is liable in accordance with the terms of the Tax Sharing Agreement.

     4.5. TERMINATION OF EXISTING INTERCOMPANY AGREEMENTS. Except as otherwise expressly provided in this Agreement, the Operating Agreements or the agreements set forth on Schedule 4.5, all Intercompany Agreements and all other intercompany arrangements and course of dealings, whether or not in writing and whether or not binding, in effect immediately prior to the Distribution Date, shall be terminated and be of no further force and effect from and after the Distribution Date.

     4.6. SHARED CONTRACTS. (a) With respect to Shared Contractual Liabilities pursuant to, arising under or relating to any Shared Contract, such Shared Contractual Liabilities shall be allocated between TSC and eLoyalty as follows:

          (i) First, if a Liability is incurred exclusively in respect of a benefit received by one Party, the Party receiving such benefit shall be responsible for such Liability;

          (ii) Second, if a Liability cannot be so allocated under clause (i), such Liability shall be allocated between the Parties based on the relative proportions of total benefit received (over the term of the Shared Contract, measured as of the date of the allocation) under the relevant Shared Contract. Notwithstanding the foregoing, each Party shall be responsible for any and all Liabilities arising out of or resulting from its breach of the relevant Shared Contract.

     (b) If either TSC or eLoyalty improperly receives any benefit or payment under any Shared Contract that was intended for the other Party, the Party receiving such benefit or payment will use commercially reasonable efforts to deliver, transfer or otherwise afford such benefit or payment (on an after-tax basis) to the other Party.

                                    ARTICLE V

                        ASSET SEPARATION CLOSING MATTERS

                  5.1. DELIVERY OF INSTRUMENTS OF CONVEYANCE. In order to effectuate the transactions contemplated by Article IV, the Parties shall execute and deliver, or cause to be executed and delivered, prior to or as of the Distribution Date such deeds, bills of sale, instruments of assumption, instruments of assignment, stock powers, certificates of title and other instruments of assignment, transfer, assumption and conveyance (collectively, the "Conveyancing Instruments") as the Parties shall reasonably deem necessary or appropriate to effect such transactions.

                  5.2. DELIVERY OF OTHER AGREEMENTS. Prior to or as of the Distribution Date, the Parties shall execute and deliver, or shall cause to be executed and delivered, each of the Operating Agreements.

                  5.3. PROVISION OF CORPORATE RECORDS. Prior to or as promptly as practicable after the Distribution Date, TSC shall deliver to eLoyalty all corporate books and records of eLoyalty and copies of all corporate books and records of TSC relating to the eLoyalty business, including in each case all active agreements, litigation files and government filings. From and after the Distribution Date, all books, records and copies so delivered shall be the property of eLoyalty.


                                   ARTICLE VI

                        NO REPRESENTATIONS AND WARRANTIES

                  Except as expressly set forth herein or in any Operating Agreement, TSC does not represent or warrant in any way (i) as to the value or freedom from encumbrance of, or any other matter concerning, any of the Transferred Assets or (ii) as to the legal sufficiency to convey title to any of the Transferred Assets on the execution, delivery and filing of the Conveyancing Instruments. ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN "AS IS, WHERE IS" BASIS WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, TITLE, VALUE, FREEDOM FROM ENCUMBRANCE OR ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, and eLoyalty shall bear the economic and legal risks that any conveyances of such assets shall prove to be insufficient or that eLoyalty's title to any such assets shall be other than good and marketable and free of encumbrances. Except as expressly set forth in this Agreement or in any Operating Agreement, TSC does not represent or warrant that the obtaining of the consents or approvals, the execution and delivery of any amendatory agreements and the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of all applicable agreements or the requirements of all applicable laws or judgments, and, subject to Section 7.4, eLoyalty shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of law or judgments are not complied with. Notwithstanding the foregoing, the Parties shall fully cooperate and use reasonable efforts to obtain all consents and enter into all amendatory agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE VII

                                CERTAIN COVENANTS

                  7.1. THIRD PARTY CONSENTS. To the extent that the transactions contemplated by this Agreement require any material consents, approvals or waivers from third parties (the "Third Party Consents"), the Parties will use commercially reasonable efforts to obtain any such Third Party Consents.

                  7.2. MATERIAL GOVERNMENTAL APPROVALS AND CONSENTS. To the extent that the transactions contemplated by this Agreement require any approvals or consents of any Governmental Authority, the Parties will use commercially reasonable efforts to obtain any Material Governmental Approvals and Consents.

                  7.3. NON-ASSIGNABLE CONTRACTS. In the event and to the extent that TSC is unable to obtain any consent, approval or amendment to any Contract, lease, license or other rights relating to the eLoyalty Business that would otherwise be transferred or assigned to eLoyalty as contemplated by this Agreement or any other agreement or document contemplated hereby, (i) TSC shall continue to be bound thereby and the purported transfer or assignment to eLoyalty shall automatically be deemed deferred until such time as all legal impediments are removed and/or all necessary consents have been obtained, and
(ii) unless not permitted by the terms thereof or by law, eLoyalty shall pay, perform and discharge fully all of the obligations of TSC thereunder from and after the Distribution Date, or such earlier date as such transfer or assignment would otherwise have taken place, and indemnify TSC for all indemnifiable Losses arising out of such performance by eLoyalty. TSC shall, without further consideration therefor, pay and remit to eLoyalty promptly all monies, rights and other considerations received in respect of such performance. TSC shall exercise or exploit its rights and options under all such Contracts, leases, licenses and other rights and commitments referred to in this Section 7.3 only as reasonably directed by eLoyalty and at eLoyalty's expense. If and when any such consent shall be obtained or such Contract, lease, license or other right shall otherwise become assignable or be able to be novated, TSC shall promptly assign and novate (to the extent permissible) all of its rights and obligations thereunder to eLoyalty without payment of further consideration, and eLoyalty shall, without the payment of any further consideration therefor, assume such rights and obligations. To the extent that the assignment of any Contract, lease, license or other right (or the proceeds thereof) pursuant to this Section
7.3 is prohibited by law, the assignment provisions of this Section 7.3 shall operate to create a subcontract with eLoyalty to perform each relevant unassignable TSC Contract at a subcontract price equal to the monies, rights and other considerations received by TSC with respect to the performance by eLoyalty under such subcontract.


                  7.4. NOVATION OF ASSUMED LIABILITIES. (a) Except as otherwise specifically provided in Section 4.6 with respect to Shared Contracts and elsewhere in this Agreement, it is expressly understood and agreed to by the Parties that upon the assumption by eLoyalty of the Assumed Liabilities, TSC, its Subsidiaries and their respective officers, directors and employees shall be released unconditionally by eLoyalty from any and all Liability, whether joint, several or joint and several, for the discharge, performance or observance of any of the Assumed Liabilities, so that eLoyalty will be solely responsible for such Assumed Liabilities.

                  (b) eLoyalty, at the reasonable request of TSC, shall use commercially reasonable efforts to obtain, or cause to be obtained, any consent, approval, release, substitution or amendment required to novate (including with respect to any federal government contract) or assign all obligations under the Assumed Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than eLoyalty; provided, however, that eLoyalty shall not be obligated to pay any consideration therefor to any third party from whom such consents, approvals, releases, substitutions or amendments are requested.

                  (c) If eLoyalty is unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, TSC shall continue to be bound by such Assumed Liability and, unless not permitted by law or the terms thereof, eLoyalty shall, as agent or subcontractor for TSC, pay, perform and discharge fully all of the obligations or other Liabilities of TSC thereunder from and after the date hereof. eLoyalty shall indemnify and hold harmless TSC against any Liabilities arising in connection with such Assumed Liability or with eLoyalty's payment, performance and discharge of such Assumed Liability. Except as otherwise set forth in this Agreement, TSC shall, without further consideration, pay and remit, or cause to be paid or remitted, to eLoyalty promptly the after-tax amount of all money, rights and other consideration received by it in respect of such performance (unless any such consideration is a Retained Asset), increased by any actual tax benefit derived by TSC as a result of such payment or remittance (with such tax benefit determined pursuant to Section 12.5(d)). If and when any such consent, approval, release, substitution or amendment shall be obtained or such Assumed Liability shall otherwise become assignable or be able to be novated, TSC shall thereafter assign, or cause to be assigned, all of its rights, obligations and other Liabilities thereunder to eLoyalty without payment of further consideration and eLoyalty shall, without the payment of any further consideration, assume such rights and obligations.

                  7.5. FURTHER ASSURANCES. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the Distribution and the other agreements and documents contemplated hereby. Without limiting the generality of the foregoing, each Party shall cooperate with the other Party to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, Contract or other instrument, and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement, in order to confirm the title of eLoyalty to all of the eLoyalty Business, to put eLoyalty in actual possession and operating control thereof and to permit eLoyalty to exercise all rights with respect thereto and to effectuate the provisions and purposes of this Agreement and the other agreements and documents contemplated hereby or thereby.

                  (b) If, as a result of mistake or oversight, any asset reasonably necessary to the conduct of the eLoyalty Business is not transferred to eLoyalty, or any asset reasonably necessary to the conduct of the Retained Business is transferred to eLoyalty, TSC and eLoyalty shall negotiate in good faith after the Distribution Date to determine whether such asset should be transferred to eLoyalty or to TSC, as the case may be, and/or the terms and conditions upon which such asset shall be made available to eLoyalty or to TSC, as the case may be. Unless expressly provided to the contrary in this Agreement or any Operating Agreement, if, as a result of mistake or oversight, any Liability arising out of or relating to the eLoyalty Business is retained by TSC, or any Liability arising out of or relating to the Retained Business is assumed by eLoyalty, TSC and eLoyalty shall negotiate in good faith after the Distribution Date to determine whether such Liability should be transferred to eLoyalty or TSC, as the case may be, and/or the terms and conditions upon which any such Liability shall be transferred.

                  (c) If either Party identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby or any desired modification to any such service, including any service that is governed by the provisions of any Operating Agreement, the Parties shall give reasonable notice of such service or proposed modification, and shall cooperate in implementing any such service or modification and in determining the mutually acceptable arm's-length basis on which one Party will provide such service to the other Party.

                  7.6. NOMINEE SHARES. TSC agrees to use commercially reasonable efforts to cause to be transferred to, or as directed by, eLoyalty all director's qualifying or other shares of capital stock of any of the transferred Subsidiaries held as of the Distribution Date by persons who are not employees of eLoyalty. eLoyalty agrees to use commercially reasonable efforts to cause to be transferred to, or as directed by, TSC all director's qualifying or other shares of capital stock of any TSC Subsidiary other than eLoyalty and the transferred Subsidiaries held as of the Distribution Date by employees of eLoyalty.

                  7.7. COLLECTION OF ACCOUNTS RECEIVABLE. (a) TSC shall be entitled to control all collection actions related to the Retained Assets, including the determination of what actions are necessary or appropriate and when and how to take any such action.

                  (b) eLoyalty shall be entitled to control all collection actions related to the Transferred Assets, including the determination of what actions are necessary or appropriate and when and how to take any such action.

                  (c) If, after the Distribution Date, eLoyalty shall receive any remittance from any account debtors with respect to the accounts receivable arising out of the Retained Assets or other amounts due TSC in respect of services rendered by TSC after the Distribution Date, or TSC shall receive any remittance from any account debtors with respect to the accounts receivable arising out of the Transferred Assets or other amounts due eLoyalty in respect of services rendered by eLoyalty after the Distribution Date, such Party shall receive and deposit the after-tax amount of such remittance and deliver cash in an amount equal thereto to the other Party, increased by any actual tax benefit derived by such Party as a result of payment to such other Party (with such tax benefit determined pursuant to Section 12.5(d)) as soon as practicable and, in any event, within five (5) business days of receiving such remittance. The Parties shall reconcile any amounts due and owed under this Section 7.7 on a daily basis.

                  (d) Each Party shall deliver to the other such schedules and other information with respect to the accounts receivable included in the Transferred Assets and those not included therein as each shall reasonably request from time to time in order to permit such Parties to reconcile their respective records and to monitor the collection of all accounts receivable (whether or not Transferred Assets). Each Party shall afford the other reasonable access to its books and records relating to any accounts receivable.

                  7.8. ELECTION OF ELOYALTY BOARD OF DIRECTORS. Prior to the Distribution Date, TSC agrees to vote all shares of eLoyalty Common Stock held by it in favor of the nominees to the Board of Directors of eLoyalty, as set forth on Exhibit F hereto.

                  7.9. LATE PAYMENTS. Except as expressly provided to the contrary in this Agreement or in any Operating Agreement, any amount not paid when due pursuant to this Agreement or any Operating Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

                  7.10. REGISTRATION AND LISTING.  Prior to the Distribution
Date:

                  (a) TSC and eLoyalty shall prepare a registration statement on Form 10, including such amendments or supplements thereto as may be necessary (together, the "Registration Statement") to effect the registration of the eLoyalty Common Stock under the Exchange Act, which Registration Statement shall include an information statement to be sent by TSC to its stockholders in connection with the Distribution (the "Information Statement"). eLoyalty shall file the Registration Statement with the SEC and shall use commercially reasonable efforts to cause the Registration Statement to become and remain effective under the Exchange Act as soon as reasonably practicable. After the Registration Statement becomes effective, TSC shall mail the Information Statement to the holders of TSC Common Stock as of the Record Date.

                  (b) The Parties shall use commercially reasonable efforts to take all such action as may be necessary or appropriate under state and foreign securities and "Blue Sky" laws in connection with the transactions contemplated by this Agreement.

                  (c) TSC and eLoyalty shall prepare, and eLoyalty shall file and seek to make effective, an application for the listing of the eLoyalty Common Stock on the NASDAQ, subject to official notice of issuance.

                  (d) The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto that are necessary or appropriate in order to effect the transactions contemplated hereby or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby.

                  7.11. NO NONCOMPETITION; NONHIRING; NONSOLICITATION. (a) After the Distribution Date, neither Party shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as the other Party, (ii) doing business with any potential or actual supplier or customer of the other Party or (iii) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of the other Party.

                  (b) During the period beginning on December 1, 1999 and ending eighteen (18) months after such date, neither TSC nor eLoyalty shall, nor shall either Party permit any of its respective Subsidiaries, Affiliates or agents to, directly or indirectly, without the prior written consent of the other, actively solicit or recruit for employment any then current employee of the other Party or of any of the other Party's Subsidiaries or Affiliates. However, nothing contained in this Section 7.11(b) shall (i) prohibit the hiring of any employee who is seeking employment on his or her own initiative without prior contact initiated by any employee or agent of the company where employment is sought, or any of such company's Affiliates, provided that such employee has obtained authorization from an officer (or a direct report to a current officer) of his or her current employer; or (ii) prohibit TSC or eLoyalty or any of their respective Subsidiaries or Affiliates from hiring any person who has terminated employment with the other Party. The foregoing restriction shall cease to apply on July 1, 2001.

                  7.12. LITIGATION. (a) On or as of the Distribution Date, eLoyalty shall assume and pay all Liabilities that may result from the Assumed Actions (as hereinafter defined) and all fees and costs relating to the defense of the Assumed Actions, including attorneys' fees and costs incurred after the Distribution Date. "Assumed Actions" shall mean those cases, claims and investigations (on which TSC, its Subsidiaries or its Affiliates, other than eLoyalty, are a defendant or the party against whom the claim or investigation is directed) primarily related to the eLoyalty Business.


                  (b) TSC and its Subsidiaries shall transfer the Transferred Actions (as hereinafter defined) to eLoyalty, and eLoyalty shall receive and have the benefit of all of the proceeds of such Transferred Actions. "Transferred Actions" shall mean those cases and claims (on which TSC, its Subsidiaries or its Affiliates are a plaintiff or claimant) primarily relating to the eLoyalty Business.

                  7.13. ELOYALTY BANK ACCOUNTS. On or prior to the Distribution Date, TSC and its Subsidiaries shall transfer the bank accounts set forth on
Schedule 7.13 hereto to eLoyalty. eLoyalty shall cause any amounts received, by mistake or otherwise, in such accounts after the Distribution Date on account of the Retained Business to be transferred promptly to TSC and its

Subsidiaries, as appropriate. TSC shall cause any amounts received, by mistake or otherwise, after the Distribution Date on account of the eLoyalty Business to be transferred promptly to eLoyalty.

                  7.14. SIGNS; USE OF COMPANY NAME. As soon as practicable, and in any event within sixty (60) days after the Distribution Date, the Parties, at eLoyalty's expense, shall remove (or, if necessary, on an interim basis cover up) any and all exterior and interior signs and identifiers that refer or pertain to TSC or the Retained Business on the Transferred Assets, in the case of eLoyalty, or that refer or pertain to eLoyalty or the Transferred Business on the Retained Assets, in the case of TSC. After such period, (i) eLoyalty shall not use or display the names "TSC," "Technology Solutions Company" or any variations thereof, or other trademarks, tradenames, logos or identifiers using any of such names or otherwise owned by or licensed to TSC that have not been assigned or licensed to eLoyalty, and (ii) TSC shall not use or display the name "eLoyalty," "eLoyalty Corporation" or any variations thereof, or other trademarks, tradenames, logos or identifiers using any of such names or otherwise owned by or licensed to eLoyalty that have not been assigned or licensed to TSC (collectively, the "Non-Permitted Names"), without the prior written consent of the other Party; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall prevent either Party from using the other's name in public filings with Governmental Authorities, materials intended for distribution to either Party's stockholders or any other communication in any medium that describes the relationship between the Parties.

                  7.15. REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority (including those in connection with the HSR Act, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

                  7.16. USE OF TRANSFERRED INTELLECTUAL PROPERTY. As of the Distribution Date, and except as permitted pursuant to the terms and conditions of the Intellectual Property License Agreements, TSC and its Subsidiaries, other than eLoyalty and its Subsidiaries, shall cease all use of the Transferred Intellectual Property, and TSC agrees to terminate any license granted to its Subsidiaries, other than eLoyalty and its Subsidiaries, with respect to the foregoing.

                                  ARTICLE VIII

                         CONDITIONS TO THE DISTRIBUTION

                  The obligation of TSC to effect the Distribution is subject to the satisfaction or the waiver by TSC, at or prior to the Distribution Date, of each of the following conditions:

                  8.1. APPROVAL BY TSC BOARD OF DIRECTORS. This Agreement and the transactions contemplated hereby, including the declaration of the Distribution, shall have been duly approved by the Board of Directors of TSC in accordance with applicable law and the Certificate of Incorporation, as amended, and By-laws of TSC.

                  8.2. RECEIPT OF IRS PRIVATE LETTER TAX RULING. TSC shall have received a ruling from the IRS or, at TSC's sole discretion, an opinion of its tax counsel Sidley & Austin, substantially to the effect that the Contribution will qualify as a tax-free transaction for federal income tax purposes under
Section 368(a)(1)(D) or Section 351 of the Code, that the Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Code, and that no income, gain or loss will be recognized by TSC, eLoyalty or their respective stockholders upon the Contribution or the Distribution.

                  8.3. COMPLIANCE WITH STATE AND FOREIGN SECURITIES AND "BLUE SKY" LAWS. The Parties shall have taken all such action as may be necessary or appropriate under state and foreign securities and "blue sky" laws in connection with the Distribution.

                  8.4. SEC FILINGS AND APPROVALS. The Parties shall have prepared and eLoyalty shall, to the extent required under applicable law, have filed with the SEC any such documentation and any requisite no action letters that TSC reasonably determines are necessary or desirable to effectuate the Distribution, and each Party shall use commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

                  8.5. FILING AND EFFECTIVENESS OF REGISTRATION STATEMENT; NO STOP ORDER. The Registration Statement shall have been filed with and declared effective by the SEC, and no stop order suspending the effectiveness of the Registration Statement shall have been initiated or, to the knowledge of either of the Parties, threatened by the SEC.

                  8.6. DISSEMINATION OF INFORMATION TO TSC STOCKHOLDERS. Prior to the Distribution Date, the Parties shall have prepared and mailed to the holders of TSC Common Stock such information concerning eLoyalty, its business, operations and management, the Distribution and such other matters as TSC shall reasonably determine and as may be required by law.

                  8.7. APPROVAL OF NASDAQ LISTING APPLICATION. The eLoyalty Common Stock to be distributed in the Distribution shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

                  8.8. RECEIPT OF VIABILITY AND FAIRNESS OPINION OF FINANCIAL ADVISOR. The TSC Board of Directors shall have received a written opinion of Credit Suisse First Boston, in form acceptable to TSC, to the effect that (i) the Distribution will not have a material adverse effect on the financial viability of TSC or of eLoyalty through the period ending December 31, 200__, and (ii) the Distribution is fair to the TSC stockholders from a financial point of view, which opinion shall not have been withdrawn or modified.

                  8.9. OPERATING AGREEMENTS. Each of the Operating Agreements shall have been executed and delivered, and each of such agreements shall be in full force and effect.

                  8.10. RESIGNATIONS. On or prior to the Distribution Date, TSC shall cause all of its designees to resign or to be removed as officers and from all Boards of Directors or similar governing bodies of eLoyalty and its Affiliates.

                  8.11. CONSENTS. (a) All Material Governmental Approvals and Consents required to permit the valid consummation of the Distribution shall have been obtained without any conditions being imposed that would have a material adverse effect on TSC or eLoyalty.

                  (b) TSC shall have obtained the consent, approval or waiver of each Person (other than the Governmental Authorities referred to in Section 8.11(a)) whose consent, approval or waiver shall be required in connection with the Distribution, except those for which the failure to obtain such consents or approvals would not, in the reasonable opinion of TSC, individually or in the aggregate have a material adverse effect on TSC, eLoyalty or the consummation of the Distribution.

                  8.12. NO ACTIONS. No action, suit or proceeding shall have been instituted or threatened by or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator to restrain, enjoin or otherwise prevent the Distribution or the other transactions contemplated this Agreement (including but not limited to a stop order with respect to the effectiveness of the Registration Statement), and no order, injunction, judgment, ruling or decree issued by any court of competent jurisdiction shall be in effect restraining the Distribution or such other transactions.

                  8.13. CONSUMMATION OF PRE-DISTRIBUTION TRANSACTIONS. The pre-Distribution transactions contemplated by Articles III-V of this Agreement shall have been consummated in all material respects.

                  8.14. NO OTHER EVENTS. No other events or developments shall have occurred that, in the judgment of the TSC Board of Directors, would result in the Distribution having a material adverse effect on TSC or its stockholders.

                  8.15. SATISFACTION OF CONDITIONS. The satisfaction of the foregoing conditions are for the sole benefit of TSC and shall not give rise to or create any duty on the part of TSC or the TSC Board of Directors to waive or not waive any such condition, to effect the Distribution or in any way limit TSC's power of termination set forth in Section 15.13 .


                                   ARTICLE IX

                     EMPLOYEES AND EMPLOYEE BENEFIT MATTERS

                  9.1. EMPLOYMENT OF ELOYALTY EMPLOYEES. On the Asset Transfer Date, eLoyalty shall, or shall cause its Subsidiaries to, employ each employee of the eLoyalty Business ("Transferred Employees") set forth on Schedule 9.1 hereto, and TSC shall cause all such Transferred Employees to resign from all positions as officers or employees of TSC and its Subsidiaries. eLoyalty and TSC (and their respective Subsidiaries) shall use commercially reasonable efforts to accomplish any transfers of employment required by this Section 9.1 in a timely manner. As of the Asset Transfer Date, eLoyalty shall assume each employment agreement between TSC and a Transferred Employee and shall be solely responsible for all of the obligations of the employer thereunder.

                  9.2. SEVERANCE. (a) Transferred Employees shall not be eligible for any severance benefits from TSC or its Subsidiaries or Affiliates as a result of either their employment with eLoyalty or its Subsidiaries or Affiliates or their subsequent termination of employment with eLoyalty or its Subsidiaries or Affiliates.

                  (b) eLoyalty (or the applicable eLoyalty Subsidiary) shall have the obligation to pay severance benefits to any employee or former employee of the eLoyalty Business whose employment terminates on or after January 1, 2000. TSC shall continue to have the obligation to pay severance benefits to any employee or former employee of the eLoyalty Business whose employment terminated prior to January 1, 2000.

                  9.3. WITHDRAWAL FROM PARTICIPATION IN TSC PLANS AND ESTABLISHMENT OF ELOYALTY PLANS. (a) No later than the Distribution Date, Transferred Employees shall cease to participate in the TSC employee benefit plans and programs (the "TSC Plans"), except as otherwise specifically provided in this Article IX.

                  (b) No later than the Distribution Date, eLoyalty or an eLoyalty Subsidiary shall establish its own employee benefit plans and programs for the benefit of eligible employees of eLoyalty and its Subsidiaries that shall be substantially similar to the TSC Plans, including but not limited to a 401(k) savings plan (the "eLoyalty Savings Plan"), a nonqualified executive deferred compensation plan (the "eLoyalty Deferred Compensation Plan"), a medical and dental plan, a group vision care plan, a cafeteria plan, a group term life and accidental death and dismemberment plan, a long-term disability plan and a group legal expense plan.

                  9.4. TRANSFER OF SAVINGS PLAN ACCOUNT BALANCES. Subject to applicable law and the provisions of the Technology Solutions Company d.b.a. TSC 401(k) Plan (the "TSC Savings Plan"), as soon as administratively practicable following the establishment of the eLoyalty Savings Plan, or effective as of any other date as agreed to in writing by the plan administrator for the TSC Savings Plan and the plan administrator for the eLoyalty Savings Plan, the account balances (including outstanding loans) of all TSC Savings Plan participants who are Transferred Employees shall be transferred from the TSC Savings Plan to the eLoyalty Savings Plan. Each Transferred Employee shall receive credit for all purposes under the eLoyalty Savings Plan for periods of service with TSC or any of its Affiliates. The plan administrator for the eLoyalty Savings Plan shall take any other action reasonably requested by the plan administrator for the TSC Savings Plan that is necessary or advisable, in the opinion of the plan administrator for the TSC Savings Plan, to maintain the tax-qualified status of the TSC Savings Plan or to avoid the imposition of any penalties with respect to such plan.

                  9.5. WELFARE BENEFITS PROVIDED UNDER ELOYALTY PLANS. (a) Each Transferred Employee who becomes eligible to participate in an eLoyalty welfare benefit plan shall be credited under such plan with (i) any deductibles and copayments paid by such employee during the same plan year under the medical or dental plan maintained by TSC and (ii) periods of service with TSC or any of its Affiliates for all purposes under such plan. Amounts paid under a TSC medical or dental plan that are taken into account for purposes of determining each eLoyalty employee's lifetime maximum benefits under such plan shall be taken into account for purposes of determining such eLoyalty employee's lifetime maximum benefits under the eLoyalty medical or dental plan.

                 (b) eLoyalty (or the applicable eLoyalty Subsidiary) shall pay all costs associated with the provision of disability benefits to any employee or former employee of the eLoyalty Business, other than an employee or former employee whose long-term disability benefits commenced prior to the earlier of
(i) the Distribution Date or (ii) the effective date of the eLoyalty long-term disability insurance plan. Any employee or former employee of the eLoyalty Business receiving benefits under the TSC long-term disability insurance plan prior to such date shall continue to receive benefits under the terms of such plan and the insurance contract used to fund such plan, and neither eLoyalty nor any eLoyalty Subsidiary shall be charged for the payment of such benefits.

                  (c) TSC (or the applicable TSC Subsidiary) shall pay all claims under the TSC medical plan (including dental benefits) relating to Transferred Employees that have been incurred but not paid prior to the earlier of (i) the Distribution Date or (ii) the effective date of the eLoyalty medical plan, but only if claims for such costs are submitted in written form to the authorized agents of TSC (or the applicable TSC Subsidiary) during the nine-month period beginning on such date.

                  (d) As of the earlier of (i) the Distribution Date or (ii) the date eLoyalty adopts a cafeteria plan, within the meaning of Section 125 of the Code, for the benefit of its employees, eLoyalty (or the applicable eLoyalty Subsidiary) shall assume all of the obligations of TSC under its cafeteria plan with respect to participants who are Transferred Employees.

                  9.6. STOCK PURCHASE PLANS. No later than the record date of the Distribution, Transferred Employees shall cease to be eligible to purchase TSC Common Stock under the terms of the TSC 1995 Employee Stock Purchase Plan, and as of the later of (i) the first business day after the record date of the Distribution or (ii) the first day on which eLoyalty Common Stock is traded on a "when issued" basis, Transferred Employees shall become eligible to participate in the eLoyalty 1999 Employee Stock Purchase Plan.

                  9.7. DEFERRED COMPENSATION PLAN. No later than the Distribution Date, eLoyalty shall establish the eLoyalty Deferred Compensation Plan, which shall be substantially similar to the TSC Executive Deferred Compensation Plan (the "TSC Deferred Compensation Plan") in effect immediately prior to the date the eLoyalty Deferred Compensation Plan is established. As of its effective date, the eLoyalty Deferred Compensation Plan shall assume all Liabilities with respect to amounts credited to the accounts of Transferred Employees under the TSC Deferred Compensation Plan, and the TSC Deferred Compensation Plan shall be relieved of all Liabilities for such benefits and payments thereof. On or before the Distribution Date, TSC shall direct the trustee of the trust established by TSC with respect to the TSC Deferred Compensation Plan to transfer to the trust established by eLoyalty with respect to the eLoyalty Deferred Compensation Plan an amount equal to the fair market value (determined as of the date of transfer) of the amount credited to the accounts of Transferred Employees under the TSC Deferred Compensation Plan.

                9.8. STOCK OPTIONS. (a) As of the Distribution, each outstanding nonqualified option to purchase shares of TSC Common Stock held by a Transferred Employee or a director of eLoyalty (who is not also a director of TSC) shall be converted into a substitute option to purchase shares of eLoyalty Common Stock. The exercise price of each substitute option, and the number of shares of eLoyalty Common Stock subject thereto, shall be equal to the exercise price of the existing TSC option and the number of shares subject thereto, adjusted to reflect the Distribution based on a comparison of (i) the trading price of TSC Common Stock prior to the Distribution (the "Combined Value") and (ii) the trading price of eLoyalty Common Stock after the Distribution (the "eLoyalty Value").

                  (b) As of the Distribution, each outstanding nonqualified option to purchase shares of TSC Common Stock that was granted on or before June 21, 1999 to a person other than a person described in Section 9.8(a) shall be converted into an adjusted option to purchase TSC Common Stock and a substitute option to purchase shares of eLoyalty Common Stock. Such options shall be converted in a manner that preserves the aggregate exercise price of each option, and allocates the exercise price between the TSC option and the eLoyalty option based on a comparison of (i) the eLoyalty Value and (ii) the trading price of TSC Common Stock after the Distribution (the "TSC Value").

                  (c) Each nonqualified option to purchase TSC Common Stock granted after June 21, 1999 to a person other than a person described in Section 9.8(a) and each option to purchase eLoyalty Common Stock (other than an option granted in substitution of an outstanding option to purchase TSC Common Stock) shall continue solely as an option to purchase TSC Common Stock or eLoyalty Common Stock, as the case may be. Each such option to purchase TSC Common Stock shall be adjusted to reflect the Distribution, based on a comparison of (i) the Combined Value and (ii) the TSC Value. Each such option to purchase eLoyalty Common Stock shall not be adjusted.

                  (d) Each option to purchase TSC Common Stock that is an incentive stock option, within the meaning of Section 422 of the Code, shall be converted into an incentive stock option to purchase the stock of the corporation with which the optionee is employed immediately after the Distribution. Such options converted into substitute options to purchase eLoyalty Common Stock shall be adjusted in the manner described in Section 9.8(a) and such options converted into adjusted options to purchase TSC Common Stock shall be adjusted in the manner described in Section 9.8(c).

                  (e) TSC and eLoyalty agree to assist each other as appropriate with respect to the ongoing administration of the outstanding options issued to employees of the other Party, or issued by the other Party to its employees, under the TSC stock incentive plans and the eLoyalty stock incentive plans, as applicable.

                  9.9. WORKERS' COMPENSATION. eLoyalty shall assume the Liability for any workers' compensation or similar workers' protection claims with respect to any employee of the eLoyalty Business, whether incurred prior to, on or after the Distribution Date which are the result of an injury or illness originating prior to or on the Distribution Date.

                  9.10. WARN ACT. eLoyalty and its Subsidiaries agree that they shall not, at any time during the 90-day period following the Distribution Date,
(i) effectuate a "plant closing" as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") affecting any site of employment or operating units within any site of employment of the eLoyalty Business, or (ii) take any action to precipitate a "mass layoff" as defined in the WARN Act affecting any site of employment of the eLoyalty Business, except, in either case, after complying fully with the notice and other requirements of the WARN Act. eLoyalty agrees to indemnify TSC and its Subsidiaries and to defend and hold harmless TSC and its Subsidiaries from and against any and all claims, losses, damages, expenses, obligations and liabilities (including attorney's fees and other costs of defense) that TSC and its Subsidiaries may incur in connection with any suit or claim of violation brought against TSC under the WARN Act, which relates in whole or in part to actions taken by eLoyalty or its Subsidiaries with regard to any site of employment of eLoyalty or operating units within any site of employment of the eLoyalty Business.

                  9.11. INFORMATION TO BE PROVIDED TO TSC. eLoyalty (or the applicable eLoyalty Subsidiary) shall provide any information that TSC (or any TSC Subsidiary) may reasonably request, including but not limited to information relating to dates of termination of employment, in order to provide benefits to any eligible employee of eLoyalty or any of its Subsidiaries under the terms and conditions described herein or under the applicable TSC Plans. Any information relating to an employee's termination of employment shall be provided by eLoyalty (or the applicable eLoyalty Subsidiary) to TSC as soon as available to eLoyalty or any of its Subsidiaries, but in any event no later than 30 days after such information is made available to eLoyalty or any such Subsidiaries. eLoyalty (or the applicable eLoyalty Subsidiary) shall, as necessary, update the system used to keep such information in such timely manner as is required to administer the TSC Plans.

                                    ARTICLE X

                                INSURANCE MATTERS

                  10.1. INSURANCE PRIOR TO THE DISTRIBUTION DATE. eLoyalty does hereby agree that TSC shall not have any Liability whatsoever as a result of the insurance policies and practices of TSC in effect at any time prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy and the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

                  10.2. OWNERSHIP OF EXISTING POLICIES AND PROGRAMS. TSC or one or more of its Subsidiaries shall continue to own all property, casualty and liability insurance policies and programs, including, without limitation, primary and excess general liability, errors and omissions, automobile, workers' compensation, property, fire, crime and surety insurance policies, in effect on or before the Distribution Date (collectively, the "TSC Policies" and individually, a "TSC Policy"). TSC shall use reasonable efforts to maintain the TSC Policies in full force and effect up to and including the Distribution Date, and, subject to the provisions of this Agreement, TSC and its Subsidiaries shall retain all of their respective rights, benefits and privileges, if any, under the TSC Policies. Nothing contained herein shall be construed to be an attempted assignment of or to change the ownership of the TSC Policies.

                  10.3. PROCUREMENT OF INSURANCE FOR ELOYALTY. To the extent not already provided for by the terms of a TSC Policy, TSC shall use reasonable efforts to cause eLoyalty to be named as an additional insured under TSC Policies whose effective policy periods include the Distribution Date, in respect of claims arising out of or relating to periods prior to the Distribution Date; provided, however, that nothing contained herein shall be construed to require TSC or any of its Subsidiaries to pay any additional premium or other charges in respect to, or waive or otherwise limit any of its rights, benefits or privileges under, any TSC Policy in order to effect the naming of eLoyalty as such an additional insured.

                  10.4. ACQUISITION AND MAINTENANCE OF POST-DISTRIBUTION ELOYALTY INSURANCE POLICIES AND PROGRAMS. Commencing on and as of the Distribution Date, eLoyalty shall be responsible for establishing and maintaining separate property, casualty and liability insurance policies and programs (including, without limitation, primary and excess general liability, errors and omissions, automobile, workers' compensation, property, fire, crime, surety and other similar insurance policies) for activities and claims involving eLoyalty or any of its Subsidiaries or Affiliates. In addition to the foregoing, eLoyalty shall obtain insurance covering its contractual obligations to indemnify TSC and the TSC Indemnified Parties under this Agreement and shall arrange for TSC and the TSC Indemnified Parties to be named insureds under such policies. All insurance policies required to be maintained by eLoyalty shall be with insurers reasonably acceptable to TSC with respect to financial condition and claims paying ability. eLoyalty will exercise commercially reasonable efforts to secure liability insurance to avoid potential gaps in coverage for claims arising from events prior to the Distribution Date, which gap would not exist had the eLoyalty Business continued to be covered with the same retroactive dates existing in the TSC Policies in effect on the Distribution Date. eLoyalty and each of its Subsidiaries and Affiliates, as appropriate, shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by eLoyalty and its Subsidiaries or Affiliates for claims relating to any period on or after the Distribution Date involving eLoyalty or any of its Subsidiaries or Affiliates. Notwithstanding any other agreement or understanding to the contrary, except as set forth in Section
10.6 with respect to claims administration and financial administration of the TSC Policies, neither TSC nor any of its Subsidiaries or Affiliates shall have any responsibility for or obligation to eLoyalty or any of its Subsidiaries or Affiliates relating to property and casualty insurance matters for any period, whether prior to, on or after the Distribution Date.

                  10.5. ELOYALTY DIRECTORS' AND OFFICERS' INSURANCE. TSC shall use commercially reasonable efforts to cause the persons currently serving as officers and/or directors of TSC or any of its Subsidiaries to be covered for a period of three (3) years from the Distribution Date by the directors' and officers' liability insurance policy maintained by TSC (including corporate reimbursement) (provided that TSC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to matters covered under the existing policy occurring prior to the Distribution Date that were committed by such officers and/or directors in their capacity as such; provided, however, that in no event shall TSC be required to expend with respect to any year more than 200% of the current annual premium expended by TSC (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto; and provided, further, that if TSC is unable to maintain or obtain the insurance called for by this Section 10.5, TSC shall use commercially reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount. In the event TSC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of TSC assume the obligations set forth in this Section
10.5. The provisions of this Section 10.5 are intended to be for the benefit of, and shall be enforceable by, each such officer and director and his or her heirs and representatives. As provided in Section 12.5, any amount eLoyalty is required to pay to TSC as an indemnity under this Agreement is reduced to the extent TSC receives insurance proceeds from the above coverage, but only to the extent such proceeds are actually received by TSC.

                  10.6. POST-DISTRIBUTION INSURANCE CLAIMS ADMINISTRATION. TSC and its Subsidiaries shall have the primary right, responsibility and authority for claims administration and financial administration of claims that relate to or affect the TSC Policies. Upon notification by eLoyalty or one of its Subsidiaries or Affiliates of a claim relating to eLoyalty or a Subsidiary or Affiliate thereof under one or more of the TSC Policies, TSC shall cooperate with eLoyalty in asserting and pursuing coverage and payment for such claim by the appropriate insurance carrier(s). In asserting and pursuing such coverage and payment, TSC shall have sole power and authority to make binding decisions, determinations, commitments and stipulations on its own behalf and on behalf of eLoyalty and its Subsidiaries and Affiliates, which decisions, determinations, commitments and stipulations shall be final and conclusive if reasonably made to maximize the overall economic benefit of the TSC Policies. eLoyalty and its Subsidiaries and Affiliates shall assume responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles, retentions or other charges (collectively, "Insurance Charges") whenever arising, which shall become due and payable under the terms and conditions of any applicable TSC Policy in respect of any liabilities, losses, claims, actions or occurrences, whenever arising or becoming known, involving or relating to any of the assets, businesses, operations or liabilities of eLoyalty or any of its Subsidiaries or Affiliates, whether the same relate to the period prior to, on or after the Distribution Date. To the extent that the terms of any applicable TSC Policy provide that TSC or any of its Subsidiaries shall have an obligation to pay or guarantee the payment of any Insurance Charges relating to eLoyalty or any of its Subsidiaries, TSC shall be entitled to demand that eLoyalty make such payment directly to the Person or entity entitled thereto. In connection with any such demand, TSC shall submit to eLoyalty a copy of any invoice received by TSC pertaining to such Insurance Charges together with appropriate supporting documentation, to the extent available. In the event that eLoyalty fails to pay any such Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by TSC, TSC and its Subsidiaries may (but shall not be required to) pay such insurance charges for and on behalf of eLoyalty and, thereafter, eLoyalty shall forthwith reimburse TSC for such payment. Subject to the other provisions of this Article X, the retention by TSC of the TSC Policies and the responsibility for claims administration and financial administration of such policies are in no way intended to limit, inhibit or preclude any right of eLoyalty, TSC or any other insured to insurance coverage for any Insured Claims under the TSC Policies.

                  10.7. NON-WAIVER OF RIGHTS TO COVERAGE. An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Article X, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier or any third party shall be entitled to a windfall (i.e., a benefit they would not be entitled to receive had no Distribution occurred or in the absence of the provisions of this
Article X) by virtue of the provisions hereof.

                  10.8. SCOPE OF AFFECTED POLICIES OF INSURANCE. The provisions of this Article X relate solely to matters involving liability, casualty and workers' compensation insurance, and shall not be construed to affect any obligation of or impose any obligation on the Parties with respect to any life, health and accident, dental or medical insurance policies applicable to any of the officers, directors, employees or other representatives of the Parties or their Affiliates.


                                   ARTICLE XI

                                    EXPENSES

                  11.1. ALLOCATION OF EXPENSES. (a) Except as otherwise provided in this

Agreement or any other agreement contemplated hereby, or as otherwise agreed to in writing by the Parties, all fees and expenses incurred in connection with the transactions contemplated hereby or thereby shall be paid by TSC. Specifically, (i) TSC shall absorb all of the costs associated with the dedication of internal resources and personnel to such transaction at all times prior to the Distribution Date, and (ii) TSC shall pay all fees and expenses that are related directly to the implementation of the Distribution transactions on or prior to the Distribution Date.

                 (b) Without limiting the generality of the foregoing, TSC shall be solely responsible for the following costs incurred in connection with the transactions contemplated hereby: (i) the reasonable fees and expenses of Sidley & Austin in connection with its representation of TSC; (ii) the reasonable fees and expenses of investment banks relating to their financial advisory services rendered to TSC and eLoyalty in connection with the Distribution; (iii) the reasonable fees and expenses of PricewaterhouseCoopers LLP in connection with its audit and tax services rendered to TSC; (iv) all SEC registration and "blue sky" filing fees associated with the Registration Statement; (v) the printing, mailing and distribution of the Information Statement to TSC's stockholders;
(vi) the reasonable fees and expenses of eLoyalty's Transfer Agent and registrar relating to the initial issuance of eLoyalty Shares as a dividend to TSC's stockholders; (vii) the NASDAQ listing fees for the eLoyalty Shares; (viii) the design and initial printing of certificates of the eLoyalty Shares; (ix) the design and initial printing of certificates of eLoyalty Common Stock as a dividend to TSC stockholders; (x) the development, search and registration of the name "eLoyalty"; (xi) third party vendors for software licenses; and (xii) various international professional services related directly to the Distribution.

                  (c) Notwithstanding Section 11.1(a) (i) above, eLoyalty shall be solely responsible for all fees, expenses and other costs incurred in connection with the transactions contemplated hereby related to: (i) the reasonable fees and expenses of Sidley & Austin in connection with its representation of eLoyalty related to the creation of benefits plans; (ii) the reasonable fees and expenses relating to the syndication and arrangement of revolving credit facilities for eLoyalty; and (iii) the reasonable fees or expenses of any financial advisors, other than those approved by TSC, retained by eLoyalty in connection with any "road shows" or presentations to investors.


                                   ARTICLE XII

                                 INDEMNIFICATION

                  12.1. RELEASE OF PRE-DISTRIBUTION CLAIMS. (a) Except as provided in Section 12.1(b), effective as of the Distribution Date, each Party does hereby, on behalf of itself and its respective Subsidiaries and Affiliates, successors and assigns and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of either Party (in each case, in their respective capacities as such), remise, release and forever discharge the other Party, its respective Subsidiaries and Affiliates, successors and assigns and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of such Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution.

                  (b) Nothing contained in Section 12.1(a) shall impair any right of any Person to enforce this Agreement, any Operating Agreement or any agreements, arrangements, commitments or understandings that are specified in
Section 4.5 or the applicable Schedules thereto not to terminate as of the Distribution Date, in each case in accordance with its terms.
Nothing contained in Section 12.1(a) shall release any Person from:

                           (i) any Liability provided in or resulting from any
                  agreement of the Parties that is specified in Section 4.5 or the applicable Schedules thereto as not to terminate as of the Distribution Date, or any other Liability specified in Section
                  4.5 as not to terminate as of the Distribution Date;

                           (ii) any Liability, contingent or otherwise, assumed,
                  transferred, assigned, retained or allocated to a Party in accordance with, or any other Liability of any Party under, this Agreement or any Operating Agreement;

                           (iii) any Liability for the sale, lease, construction
                  or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by one Party from the other Party prior to the Distribution Date;

                           (iv) any Liability for unpaid amounts for products or
                  services or refunds owing on products or services due on a value-received basis for work done by one Party at the request or on behalf of the other Party; or

                           (v) any Liability that the Parties may have with
                  respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article XIII and, if applicable, the appropriate provisions of the Operating Agreements.

                  (c) Neither Party shall make, nor permit any of its Subsidiaries or Affiliates to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other Party, or any other Person released pursuant to Section 12.1(a), with respect to any Liability released pursuant to Section 12.1(a).

                  (d) It is the intent of each of the Parties by virtue of the provisions of this Section 12.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between the Parties (including any contractual agreements or arrangements existing or alleged to exist between the Parties on or before the Distribution Date), except as expressly set forth in Section 12.1(b). At any time, at the reasonable request of either Party, the other Party shall execute and deliver releases reflecting the provisions hereof.

                  12.2. INDEMNIFICATION BY ELOYALTY. (a) Except as provided in
Section 12.5, eLoyalty shall indemnify, defend and hold harmless TSC and each of its Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "TSC Indemnified Parties"), from and against any and all Expenses or Losses incurred or suffered by TSC (and/or one or more of the TSC Indemnified Parties), in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

                           (i) any claim that the information included in the
                  Registration Statement or the Information Statement that relates to the eLoyalty Business or any other information relating to the eLoyalty Business provided to TSC or distributed to third parties by employees of eLoyalty or individuals who were employees of the eLoyalty Business prior to the Distribution Date, is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, regardless of whether the occurrence, action or other event giving rise to the applicable matter took place prior to or subsequent to the Distribution Date;

                           (ii) the eLoyalty Business as conducted by TSC or its
                  Subsidiaries, Affiliates or predecessors on or at any time prior to the Distribution Date;

                           (iii)  the Transferred Assets;

                           (iv)  the Assumed Liabilities;

                           (v) the breach by eLoyalty or any of its Subsidiaries
                  of any covenant or agreement set forth in this Agreement, any Operating Agreement or any Conveyancing Instrument, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported;

                           (vi) the employee benefits provided or the actions
                  taken or omitted to be taken with respect thereto in connection with this Agreement or otherwise relating to the provision of employee benefits to employees or former employees of eLoyalty (or its Subsidiaries), their beneficiaries, alternate payees or any other person claiming benefits through them (except to the extent such Expenses or Losses are specifically allocated to TSC pursuant to Article
                  IX), including, without limitation, Expenses or Losses arising in connection with (A) eLoyalty's reduction, elimination or failure to provide any benefit provided prior to or after the Distribution Date to its employees or employees of any of its Subsidiaries or (B) the transfer of account balances from the TSC Savings Plan to the eLoyalty Savings Plan where such Expenses or Losses are incurred as a result of (1) any act or omission by eLoyalty (or eLoyalty's representative) or
                  (2) a determination by the IRS that the eLoyalty Savings
                  Plan is not a tax-qualified plan; or

                           (vii) any use of, access to or reliance upon the
                  technical information or data made available to eLoyalty or its Subsidiaries pursuant to Section 14.1.

                  (b) In addition, except as provided in Section 12.5, eLoyalty shall indemnify, defend and hold harmless the TSC Indemnified Parties from and against fifty percent (50%) of any Expenses or Losses incurred or suffered by TSC (and/or one or more of the TSC Indemnified Parties), in connection with, relating to, arising out of or due to, directly or indirectly, any claims of any infrastructure employee of TSC to the extent such claim relates to the period prior to the Distribution Date.

                  12.3. INDEMNIFICATION BY TSC. Except as provided in Section 12.5, TSC shall indemnify, defend and hold harmless eLoyalty and each of its Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "eLoyalty Indemnified Parties"), from and against any and all Expenses or Losses incurred or suffered by eLoyalty (and/or one or more of the eLoyalty Indemnified Parties) in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

                  (a) the business (other than the eLoyalty Business) conducted by TSC or its Subsidiaries, Affiliates or predecessors on or at any time prior to the Distribution Date;

                  (b) the assets owned by TSC or its Subsidiaries other than the Transferred Assets;

                  (c) the Liabilities (including the Retained Liabilities) of TSC or its Subsidiaries other than the Assumed Liabilities;

                  (d) the breach by TSC or any of its Subsidiaries of any covenant or agreement set forth in this Agreement, any Operating Agreement or any Conveyancing Instrument, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported; and

                  (e) TSC's reduction, elimination or failure to provide any benefit provided prior to or after the Distribution Date to its employees (or employees of its Subsidiaries), other than a benefit assumed by eLoyalty pursuant to Article IX, or any act or omission by TSC in connection with the transfer of assets and liabilities from the TSC Savings Plan to the eLoyalty Savings Plan.

                12.4. APPLICABILITY OF AND LIMITATION ON INDEMNIFICATION. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE INDEMNITY OBLIGATION UNDER THIS ARTICLE XII SHALL APPLY NOTWITHSTANDING ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNIFIED PARTY AND SHALL APPLY WITHOUT

REGARD TO WHETHER THE LOSS, LIABILITY, CLAIM, DAMAGE, COST OR EXPENSE FOR WHICH INDEMNITY IS CLAIMED HEREUNDER IS BASED ON STRICT LIABILITY, ABSOLUTE LIABILITY OR ARISES AS AN OBLIGATION FOR CONTRIBUTION.

                  12.5. ADJUSTMENT OF INDEMNIFIABLE LOSSES. (a) The amount that any Party (an "Indemnifying Party") is required to pay to any Person entitled to indemnification hereunder (an "Indemnified Party") shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds and other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Expense or Loss. If an Indemnified Party receives a payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Expense or Loss and subsequently actually receives Insurance Proceeds or other amounts in respect of such Expense or Loss, then such Indemnified Party shall pay to the Indemnifying Party a sum equal to the lesser of (1) the after-tax amount of such Insurance Proceeds or other amounts actually received or (2) the net amount of Indemnity Payments actually received previously, in each case increased by any actual tax benefit derived by the Indemnified Party as a result of such payment (with such tax benefit determined pursuant to Section 12.5(d)). The Indemnified Party agrees that the Indemnifying Party shall be subrogated to such Indemnified Party under any insurance policy.

                  (b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit he or she would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

                  (c) If any Indemnified Party realizes a Tax benefit or detriment in one or more Tax periods by reason of having incurred an Expense or a Loss for which such Indemnified Party receives an Indemnity Payment from an Indemnifying Party (or by reason of the receipt of any Indemnity Payment), then such Indemnified Party shall pay to such Indemnifying Party an amount equal to the Tax benefit or such Indemnifying Party shall pay to such Indemnified Party an additional amount equal to the Tax detriment (taking into account, without limitation, any Tax detriment resulting from the receipt of such additional amounts), as the case may be. The amount of any Tax benefit or any Tax detriment for a Tax period realized by an Indemnified Party by reason of having incurred an Expense or a Loss (or by reason of the receipt of any Indemnity Payment) shall be deemed to equal the product obtained by multiplying (i) the amount of any deduction or loss or inclusion in income for such period resulting from such Expense or Loss (or the receipt of any Indemnity Payment or additional amount), as the case may be without regard to whether such deduction or loss or such inclusion in income results in any actual decrease or increase in Tax liability for such period (with the amount of any deduction or loss or inclusion in income determined in accordance with Section 12.5(d) below), by (ii) the highest applicable marginal Tax rate for such period (provided, however, that the amount of any Tax benefit attributable to an amount that is creditable shall be deemed to equal the amount of such creditable item). Any payment due under this Section 12.5(c) with respect to a Tax benefit or Tax detriment realized by an Indemnified Party in a Tax period shall be due and payable within 30 days from the time the return for such Tax period is due, without taking into account any extension of time granted to the Party filing such return.

                  (d) Amounts paid by TSC to or for the benefit of eLoyalty, or by eLoyalty to or for the benefit of TSC, under this Article XII (and under other specified provisions of this Agreement) shall be treated by the Parties, for all applicable Tax purposes, as adjustments to the amount of Transferred Assets.

                  (e) In the event that an Indemnity Payment shall be denominated in a currency other than United States dollars, the amount of such payment shall be translated into United States dollars using the Foreign Exchange Rate for such currency determined in accordance with the following rules:

                  (i) with respect to an Expense or a Loss arising from payment by a financial institution under a guarantee, comfort letter, letter of credit, foreign exchange contract or similar instrument, the Foreign Exchange Rate for such currency shall be determined as of the date on which such financial institution shall have been reimbursed;

                  (ii) with respect to an Expense or a Loss covered by insurance, the Foreign Exchange Rate for such currency shall be the Foreign Exchange Rate employed by the insurance company providing such insurance in settling such Expense or Loss with the Indemnifying Party; and

                  (iii) with respect to an Expense or a Loss not covered by clause (i) or (ii) above, the Foreign Exchange Rate for such currency shall be determined as of the date that notice of the claim with respect to such Expense or Loss shall be given to the Indemnified Party.

                  12.6. PROCEDURES FOR INDEMNIFICATION OF THIRD PARTY CLAIMS.
(a) If any third party shall make any claim or commence any arbitration proceeding or suit (collectively, a "Third Party Claim") against any one or more of the Indemnified Parties with respect to which an Indemnified Party intends to make any claim for indemnification against eLoyalty under Section 12.2 or against TSC under Section 12.3, such Indemnified Party shall promptly give written notice to the Indemnifying Party describing such Third Party Claim in reasonable detail, and the following provisions shall apply. Notwithstanding the foregoing, the failure of any Indemnified Party to provide notice in accordance with this Section 12.6(a) shall not relieve the related Indemnifying Party of its obligations under this Article XII, except to the extent that such Indemnifying Party is actually prejudiced by such failure to provide notice.

                  (b) The Indemnifying Party shall have 20 business days after receipt of the notice referred to in Section 12.6(a) to notify the Indemnified Party that it elects to conduct and control the defense of such Third Party Claim. If the Indemnifying Party does not give the foregoing notice, the Indemnified Party shall have the right to defend, contest, settle or compromise such Third Party Claim in the exercise of its exclusive discretion subject to the provisions of Section 12.6(c), and the Indemnifying Party shall, upon request from any of the Indemnified Parties, promptly pay to such Indemnified Parties in accordance with the other terms of this Section

12.6(b) the amount of any Expense or Loss resulting from their liability to the third party claimant. If the Indemnifying Party gives the foregoing notice, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel reasonably acceptable to the Indemnified Party, and at its sole expense, the conduct and settlement of such Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith, provided that (i) the Indemnifying Party shall not thereby permit any lien, encumbrance or other adverse charge to thereafter attach to any asset of any Indemnified Party; (ii) the Indemnifying Party shall not thereby permit any injunction against any Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party and counsel chosen by the Indemnified Party and reasonably acceptable to the Indemnifying Party to monitor such conduct or settlement and shall provide the Indemnified Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific), but the fees and expenses of such counsel (including allocated costs of in-house counsel and other personnel) shall be borne by the Indemnified Party unless (A) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (B) the named parties to any such Third Party Claim include the Indemnified Party and the Indemnifying Party and in the reasonable opinion of counsel to the Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or likely conflicts of interest between them, in either of which cases the reasonable fees and disbursements of counsel for such Indemnified Party (including allocated costs of in-house counsel and other personnel) shall be reimbursed by the Indemnifying Party to the Indemnified Party; and (iv) the Indemnifying Party shall agree promptly to reimburse to the extent required under this Article XII the Indemnified Party for the full amount of any Expense or Loss resulting from such Third Party Claim and all related expenses incurred by the Indemnified Party. In no event shall the Indemnifying Party, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

                  If the Indemnifying Party shall not have undertaken the conduct and control of the defense of any Third Party Claim as provided above, the Indemnifying Party shall nevertheless be entitled through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party to monitor the conduct or settlement of such claim by the Indemnified Party, and the Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in connection with such monitoring shall be borne by the Indemnifying Party.

                  (c) So long as the Indemnifying Party is contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim, provided that in such event the Indemnified Party shall waive any right to indemnity therefor by the Indemnifying Party, and no amount in respect thereof shall be claimed as an Expense or a Loss under this Article XII.

                  If the Indemnified Party shall have undertaken the conduct and control of the defense of any Third Party Claim as provided above, the Indemnified Party, on not less than 30 days prior written notice to the Indemnifying Party, may make settlement (including payment in full) of such Third Party Claim, and such settlement shall be binding upon the Parties for the purposes hereof, unless within said 30-day period the Indemnifying Party shall have requested the Indemnified Party to contest such Third Party Claim at the expense of the Indemnifying Party. In such event, the Indemnified Party shall promptly comply with such request and the Indemnifying Party shall have the right to direct the defense of such claim or any litigation based thereon subject to all of the conditions of Section 12.6(b). Notwithstanding anything in this Section 12.6(c) to the contrary, if the Indemnified Party, in the belief that a claim may materially and adversely affect it other than as a result of money damages or other money payments, advises the Indemnifying Party that it has determined to settle a claim, the Indemnified Party shall have the right to do so at its own cost and expense, without any requirement to contest such claim at the request of the Indemnifying Party, but without any right under the provisions of this Article XII for indemnification by the Indemnifying Party.

                  (d) To the extent that, with respect to any Claim (as defined in the Tax Sharing Agreement) governed by Article V of the Tax Sharing Agreement, there is any inconsistency between the provisions of such Article V and of this Section 12.6, the provisions of Article V of the Tax Sharing Agreement shall control with respect to such Claim (as defined in the Tax Sharing Agreement).

                  12.7. PROCEDURES FOR INDEMNIFICATION OF DIRECT CLAIMS. Any claim for indemnification on account of an Expense or a Loss made directly by the Indemnified Party against the Indemnifying Party and that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder. Such Indemnifying Party shall have a period of 30 business days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30 business-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such 30 business-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article XIII.

                  12.8. CONTRIBUTION. If the indemnification provided for in this Article XII is unavailable to an Indemnified Party in respect of any Expense or Loss arising out of or related to information contained in the Registration Statement or the Information Statement, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Expense or Loss in such proportion as is appropriate to reflect the relative fault of the eLoyalty Indemnified Parties, on the one hand, or the TSC Indemnified Parties, on the other hand, in connection with the statements or omissions that resulted in such Expense or Loss. The relative fault of any eLoyalty Indemnified Party, on the one hand, and of any TSC Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information about or supplied by the eLoyalty Business or an eLoyalty Indemnified Party, on the one hand, or about or by the Retained Business or a TSC Indemnified Party, on the other hand.

                  12.9. REMEDIES CUMULATIVE. The remedies provided in this
Article XII shall be cumulative and, subject to the provisions of Article XIII below, shall not preclude assertion by an Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

                  12.10. SURVIVAL. All covenants and agreements of the Parties contained in this Agreement relating to indemnification shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.


                                  ARTICLE XIII

                               DISPUTE RESOLUTION

                  13.1. AGREEMENT TO ARBITRATE. Except as otherwise specifically provided in any Operating Agreement, the procedures for discussion, negotiation and arbitration set forth in this Article XIII shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or any Operating Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the Parties. Each Party agrees on behalf of itself and its respective Subsidiaries and Affiliates that the procedures set forth in this Article XIII shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in Section 13.7(b) and except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards. EACH PARTY ON BEHALF OF ITSELF AND ITS RESPECTIVE SUBSIDIARIES AND AFFILIATES IRREVOCABLY WAIVES ANY RIGHT TO ANY TRIAL IN A COURT THAT WOULD OTHERWISE HAVE JURISDICTION OVER ANY CLAIM, CONTROVERSY OR DISPUTE SET FORTH IN THE FIRST SENTENCE OF THIS SECTION 13.1.

                  13.2. ESCALATION AND MEDIATION. (a) The Parties agree to use commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any Party involved in a dispute, controversy or claim may deliver a notice (an "Escalation Notice") demanding an in-person meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use commercially reasonable efforts to meet within 30 days of the

Escalation Notice.

                  (b) The Parties must retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceeding. The mediator shall be selected by the Party that did not deliver the applicable Escalation Notice from the list of individuals set forth on Exhibit I, the names of which individuals were supplied to the Parties by JAMS/Endispute. Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses. Mediation is a prerequisite to a demand for arbitration under Section 13.3.

                  13.3. PROCEDURES FOR ARBITRATION. (a) At any time after the completion of the mediation required by Section 13.2(b) (the "Arbitration Demand Date"), any Party involved in the dispute, controversy or claim (regardless of whether such Party delivered the Escalation Notice) may, unless the Applicable Deadline (as hereinafter defined) has occurred, make a written demand (the "Arbitration Demand Notice") that the dispute be resolved by binding arbitration, which Arbitration Demand Notice shall be given to the Parties to the dispute, controversy or claim in the manner set forth in Section 15.9. In the event that any Party shall deliver an Arbitration Demand Notice to another Party, such other Party may itself deliver an Arbitration Demand Notice to such first Party with respect to any related dispute, controversy or claim with respect to which the Applicable Deadline has not passed without the requirement of delivering an Escalation Notice. No Party may assert that the failure to resolve any matter during any discussions or negotiations, the course of conduct during the discussions or negotiations or the failure to agree on a mutually acceptable time, agenda, location or procedures for the meeting, in each case, as contemplated by Section 13.2, is a prerequisite to a demand for arbitration under this Section 13.3. In the event that any Party delivers an Arbitration Demand Notice with respect to any dispute, controversy or claim that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such disputes, controversies and claims shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrator in his or her sole discretion determines that it is impracticable or otherwise inadvisable to do so.

                  (b) Except as may be expressly provided in any Operating Agreement, any Arbitration Demand Notice may be given until one year and 45 days after the later of (i) the occurrence of the act or event giving rise to the underlying claim or (ii) the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the Party asserting the claim (as applicable and as it may in a particular case be specifically extended by the Parties in writing, the "Applicable Deadline"). Any discussions, negotiations or mediations between the Parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the Parties. Each Party agrees on behalf of itself and its respective Subsidiaries and Affiliates that if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the expiration of the Applicable Deadline, such dispute, controversy or claim will be barred. Subject to Section 13.7(d), upon delivery of an Arbitration Demand Notice pursuant to Section 13.3(a) prior to the Applicable Deadline, the dispute, controversy or claim shall be decided by a sole arbitrator in accordance with the rules set forth in this Article XIII.

                  13.4. SELECTION OF ARBITRATOR. (a) If the amount in dispute is less than $500,000, the mediator selected by the provisions set forth in Section 13.2(b) above shall also serve as the sole arbitrator. If the amount is dispute equals or exceeds $500,000, the mediator selected by the provisions set forth in
Section 13.2(b) above shall select a sole arbitrator from a list provided by JAMS/Endispute. After selection of such sole arbitrator, the mediator shall have no further role with respect to the dispute. Any arbitrator selected pursuant to this paragraph (a) shall be disinterested with respect to any of the Parties and the matter and shall be reasonably competent in the applicable subject matter.

                  (b) The sole arbitrator selected pursuant to paragraph (a) above will set a time for the hearing of the matter which will commence no later than 90 days after the date of appointment of the sole arbitrator pursuant to paragraph (a) above, and such hearing will be no longer than 30 days (unless in the judgment of the arbitrator the matter is unusually complex and sophisticated and thereby requires a longer time, in which event such hearing shall be no longer than 90 days). The final decision of such arbitrator will be rendered in writing to the Parties not later than 60 days after the last hearing date, unless otherwise agreed by the Parties in writing.

                  13.5. HEARINGS. Within the time period specified in Section 13.4(d), the matter shall be presented to the arbitrator at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrator or both of the Parties. If the arbitrator deems it to be essential to a fair resolution of the dispute, live cross-examination or direct examination may be permitted, but is not generally contemplated to be necessary. The arbitrator shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The arbitrator may, in his or her sole discretion, set time and other limits on the presentation of each Party's case, its memoranda or other submissions, and refuse to receive any proffered evidence that the arbitrator, in his or her sole discretion, finds to be cumulative, unnecessary, irrelevant or of low probative nature. Except as otherwise set forth herein, any arbitration hereunder will be conducted in accordance with the JAMS/Endispute Streamlined Rules for Commercial, Real Estate and Construction Cases then prevailing. The decision of the arbitrator will be final and binding on the Parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the Parties. Arbitration awards will bear interest at an annual rate of the Prime Rate plus 2% per annum. To the extent that the provisions of this Agreement and the prevailing rules of JAMS/Endispute conflict, the provisions of this Agreement shall govern.

                  13.6. DISCOVERY AND CERTAIN OTHER MATTERS. (a) Any Party involved in the applicable dispute may request limited document production from the other Party of specific and expressly relevant documents, with the reasonable expenses of the producing Party incurred in such production paid by the requesting Party. Any such discovery (which rights to documents shall be substantially less than document discovery rights prevailing under the Federal Rules of Civil Procedure) shall be conducted expeditiously and shall not cause the hearing provided for in Section 13.5 to be adjourned except upon consent of all of the Parties or upon an extraordinary showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a Party to the proceeding. Depositions, interrogatories or other forms of discovery (other than the document production set forth above) shall not occur except by consent of all of the Parties. Disputes concerning the scope of document production and enforcement of the document production requests will be determined by written agreement of the Parties or, failing such agreement, will be referred to the arbitrator for resolution. All discovery requests will be subject to the Parties' rights to claim any applicable privilege. The arbitrator will adopt procedures to protect the proprietary rights of the Parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by law). Subject to the foregoing, the arbitrator shall have the power to issue subpoenas to compel the production of documents relevant to the dispute, controversy or claim.

                  (b) The arbitrator shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or any Operating Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Operating Agreement; it being understood, however, that the arbitrator will have full authority to implement the provisions of this Agreement or any Operating Agreement and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided, however, that the arbitrator shall not have any authority in excess of the authority a court having jurisdiction over the Parties and the controversy or dispute would have absent these arbitration provisions. It is the intention of the Parties that in rendering a decision the arbitrator give effect to the applicable provisions of this Agreement and the Operating Agreements and follow applicable law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrator's award).

                  (c) If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing Party.

                  (d) Arbitration costs will be borne equally by each Party involved in the matter, except that each Party will be responsible for its own attorney's fees and other costs and expenses, including the costs of witnesses selected by such Party.

                  13.7. CERTAIN ADDITIONAL MATTERS. (a) Any arbitration award shall be a bare award limited to a holding for or against a Party and shall be without findings as to facts, issues or conclusions of law (including with respect to any matters relating to the validity or infringement of patents or patent applications) and shall be without a statement of the reasoning on which the award rests, but must be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof.

                  (b) Prior to the time at which an arbitrator is appointed pursuant to Section 13.4, any Party may seek one or more temporary restraining orders in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, nor the grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein, and the arbitrator may dissolve, continue or modify any such order. Any such temporary restraining order shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof by the arbitrator.

                  (c) Except as required by law, the Parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation or arbitration in confidence in accordance with the provisions of Article XIV and except as may be required in order to enforce any award. Each of the Parties shall request that any mediator or arbitrator comply with such confidentiality requirement.

                  (d) In the event that at any time the sole arbitrator shall fail to serve as an arbitrator for any reason, the Parties shall select a new arbitrator who shall be disinterested as to the Parties and the matter in accordance with the procedure set forth herein for the selection of the initial arbitrator. The extent, if any, to which testimony previously given shall be repeated or as to which the replacement arbitrator elects to rely on the stenographic record (if there is one) of such testimony shall be determined by the replacement arbitrator.

                  13.8. CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Operating Agreement during the course of dispute resolution pursuant to the provisions of this Article XIII with respect to all matters not subject to such dispute, controversy or claim.

                  13.9. LAW GOVERNING ARBITRATION PROCEDURES. The interpretation of the provisions of this Article XIII, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 15.2.

                  13.10. CHOICE OF FORUM. Any arbitration hereunder shall take place in Chicago, Illinois, unless otherwise agreed in writing by the Parties.

                                   ARTICLE XIV

                       ACCESS TO INFORMATION AND SERVICES

                  14.1. AGREEMENT FOR EXCHANGE OF INFORMATION. (a) At all times from and after the Distribution Date for a period of ten (10) years, as soon as reasonably practicable after written request: (i) TSC shall afford to eLoyalty, its Subsidiaries and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at eLoyalty's expense, provide copies of, all records, books, contracts, instruments, data, documents and other information (collectively, "Information") in the possession or under the control of TSC immediately following the Distribution Date that relates to eLoyalty, the eLoyalty Business or the eLoyalty Employees; and (ii) eLoyalty shall afford to TSC, its Subsidiaries and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at TSC's expense, provide copies of, all Information in the possession or under the control of eLoyalty immediately following the Distribution Date that relates to TSC, the TSC Business or the TSC Employees; provided, however, that in the event that either Party determines that any such provision of or access to Information could be commercially detrimental, violate any law or agreement or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

                  (b) Either Party may request Information under Section 14.1(a)
(i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation, tax or other similar requirements, (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes or
(iv) to comply with its obligations under this Agreement or any Operating Agreement.

                  14.2. OWNERSHIP OF INFORMATION. Any Information owned by one Party that is provided to a requesting Party pursuant to Section 14.1 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such Information.

                  14.3. COMPENSATION FOR PROVIDING INFORMATION. The Party requesting Information agrees to reimburse the providing Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party. Except as otherwise specifically provided in this Agreement, such costs shall be computed in accordance with the providing Party's standard methodology and procedures.

                  14.4. RETENTION OF RECORDS. To facilitate the possible exchange of Information pursuant to this Article XIV after the Distribution Date, the Parties agree to use commercially reasonable efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies and procedures of TSC as in effect on the Distribution Date. No party will destroy, or permit any of its Subsidiaries or Affiliates to destroy, any Information that the other Party may have the right to obtain pursuant to this Agreement prior to the seventh anniversary of the date hereof, and thereafter without first using commercially reasonable efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such Information prior to such destruction; provided, however, that in the case of any Information relating to Taxes, such period shall be extended to one year after the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

                  14.5. LIMITATION OF LIABILITY. No Party shall have any liability to the other Party (i) if any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate, in the absence of willful misconduct by the Party providing such Information, or (ii) if any Information is destroyed after commercially reasonable efforts to comply with the provisions of Section 14.4.

                  14.6. PRODUCTION OF WITNESSES. At all times from and after the Distribution Date, each Party shall use commercially reasonable efforts to make available to the other Party (without cost (other than reimbursement of actual out-of-pocket expenses) to, and upon prior written request of, the other Party) its directors, officers, employees and agents as witnesses to the extent that the same may reasonably be required by the other Party in connection with any legal, administrative or other proceeding in which the requesting Party may from time to time be involved with respect to the eLoyalty Business, the Retained Business or any transactions contemplated hereby.

                  14.7. CONFIDENTIALITY. (a) From and after the Distribution Date, each of TSC and eLoyalty shall hold, and shall cause their respective directors, officers, employees, agents, consultants, advisors and other representatives to hold, in strict confidence, with at least the same degree of care that applies to TSC's confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all non-public information concerning or belonging to the other Party or any of its Subsidiaries or Affiliates obtained by it prior to the Distribution Date, accessed by it pursuant to Section 14.1 hereof, or furnished to it by the other Party or any of its Subsidiaries or Affiliates pursuant to this Agreement or any agreement or document contemplated hereby, including, without limitation, any trade secrets, technology, know-how and other non-public, proprietary intellectual property rights licensed pursuant to the Intellectual Property License Agreements and shall not release or disclose such information to any other Person, except its representatives, who shall be bound by the provisions of this Section 14.7; provided, however, that TSC and eLoyalty and their respective directors, officers, employees, agents, consultants, advisors and other representatives may disclose such information if, and only to the extent that, (i) a disclosure of such information is compelled by judicial or administrative process or, in the opinion of such Party's counsel, by other requirements of law (in which case the disclosing Party will provide, to the extent practicable under the circumstances, advance written notice to the other Party of its intent to make such disclosure), or (ii) such Party can show that such information (A) is published or is or otherwise becomes available to the general public as part of the public domain without breach of this Agreement; (B) has been furnished or made known to the recipient without any obligation to keep it confidential by a third party under circumstances which are not known to the recipient to involve a breach of the third party's obligations to a Party hereto; (C) was developed independently of information furnished to the recipient under this Agreement; or
(D) in the case of information furnished after the Distribution Date, was not known to the recipient at the time of the Distribution but became known to the recipient prior to the time of receipt thereof from the other Party.

                  (b) Each Party acknowledges that the other Party would not have an adequate remedy at law for the breach by the acknowledging Party of any one or more of the covenants contained in this Section 14.7 and agrees that, in the event of such breach, the other Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 14.7 and to enforce specifically the terms and provisions of this Section. Notwithstanding any other Section hereof, the provisions of this Section 14.7 shall survive the Distribution Date indefinitely.

                  14.8. PRIVILEGED MATTERS. (a) Each of TSC and eLoyalty agrees to maintain, preserve and assert all privileges, including, without limitation, privileges arising under or relating to the attorney-client relationship (which shall include without limitation the attorney-client and work product privileges), not heretofore waived, that relate to the eLoyalty Business and the Transferred Assets for any period prior to the Distribution Date ("Privilege" or "Privileges"). Each Party agrees that it shall not waive any Privilege that could be asserted under applicable law without the prior written consent of the other Party. The rights and obligations created by this Section 14.8 shall apply to all information relating to the eLoyalty Business as to which, but for the Distribution, either Party would have been entitled to assert or did assert the protection of a Privilege ("Privileged Information"), including without limitation, (i) any and all information generated prior to the Distribution Date but which, after the Distribution, is in the possession of either Party; and
(ii) all information generated, received or arising after the Distribution Date that refers to or relates to Privileged Information generated, received or arising prior to the Distribution Date.

                  (b) Upon receipt by either Party of any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information or if either Party obtains knowledge that any current or former employee of TSC or eLoyalty has received any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information, such Party shall notify promptly the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section
14.8 or otherwise to prevent the production or disclosure of Privileged Information. Each Party agrees that it will not produce or disclose any information that may be covered by a Privilege under this Section 14.8 unless
(i) the other Party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld), or (ii) a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

                  (c) TSC's transfer of books and records and other information to eLoyalty, and TSC's agreement to permit eLoyalty to possess Privileged Information existing or generated prior to the Distribution Date, are made in reliance on eLoyalty's agreement, as set forth in Sections 14.7 and 14.8, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 14.1, the agreement to provide witnesses and individuals pursuant to Section 14.6 and the transfer of Privileged Information to eLoyalty pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 14.8 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to TSC in, or the obligations imposed upon eLoyalty by, this Section 14.8.


                                   ARTICLE XV

                                  MISCELLANEOUS

                  15.1. ENTIRE AGREEMENT. This Agreement and the Operating Agreements, including the Schedules and Exhibits referred to herein and therein and the documents delivered pursuant hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between the Parties with respect to such subject matter.

                  15.2. CHOICE OF LAW AND FORUM. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws (except for any otherwise applicable conflicts of law provisions) of the State of Illinois and the federal laws of the United States of America applicable therein, as though all acts and omissions related hereto occurred in Illinois. Any lawsuit arising from or related to this Agreement or any of the Operating Agreements shall be brought only in the United States District Court for the Northern District of Illinois or the Circuit Court of Cook County, Illinois. To the extent permissible by law, the Parties hereby consent to the jurisdiction and venue of such courts. Each Party hereby waives, releases and agrees not to assert, and agrees to cause its Affiliates to waive, release and not to assert, any rights such Party or its Affiliates may have under any foreign law or regulation that would be inconsistent with the terms of this Agreement as governed by Illinois law.

                  15.3. AMENDMENT. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

                  15.4. WAIVER. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

                  15.5. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

                  15.6. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties.

                  15.7. SUCCESSORS AND ASSIGNS. (a) This Agreement and each Operating Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their successors and permitted assigns; provided, however, that the rights of either Party under this Agreement and each Operating Agreement shall not be assignable by such Party without the prior written consent of the other Party. The successors and permitted assigns hereunder shall include, without limitation, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

                  15.8. THIRD PARTY BENEFICIARIES. Except to the extent otherwise provided in Section 10.5 or Article XII hereof or in any Operating Agreement, the provisions of this Agreement and each Operating Agreement are solely for the benefit of the Parties and their respective Affiliates, successors and permitted assigns and shall not confer upon any third Person any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement or any Operating Agreement. Nothing in this Agreement or any Operating Agreement shall obligate TSC or eLoyalty to assist any eLoyalty Employee to enforce any rights such employee may have with respect to any of the employee benefits described in this Agreement.

                  15.9. NOTICES. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by facsimile when confirmation of transmission is received, (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (iv) if sent by private courier when received; and shall be addressed as follows:

                  If to TSC, to:

                           Technology Solutions Company
                           205 North Michigan Avenue
                           Suite 1500
                           Chicago, Illinois  60601
                           Attention:  General Counsel
                           Telecopy:  (312) 228-4500
                           Facsimile:  (312) 228-4501

                  If to eLoyalty, to:

                           eLoyalty Corporation
                           205 North Michigan Avenue
                           Suite 1500
                           Chicago, Illinois  60601
                           Attention:  Chief Financial Officer
                           Telecopy:  (312) 228-4500
                           Facsimile: (312) 228-4501
or to such other address as such Party may indicate by a notice delivered to the other Party.

                  15.10. PERFORMANCE. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

                  15.11. FORCE MAJEURE. No Party shall be deemed in fault of this Agreement or any Operating Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any Operating Agreement results from any cause beyond its reasonable control and without its fault or negligence, including, without limitation, acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

                  15.12. NO PUBLIC ANNOUNCEMENT. Neither TSC nor eLoyalty shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by law or the rules of any stock exchange or quotation system, in which case the other Party shall be advised and the Parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and SEC disclosure obligations or the rules of any stock exchange.

                  15.13. TERMINATION. Notwithstanding any provisions hereof, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of TSC without the prior the approval of any Person. In the event of such termination, this Agreement shall forthwith become void and no Party shall have any liability to any Person by reason of this Agreement, except that TSC shall be liable for any costs and expenses, including attorneys' fees, incurred by eLoyalty or its Subsidiaries prior to or arising out of such termination.

                  IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date first above written.



                             TECHNOLOGY SOLUTIONS COMPANY



                             By: _____________________________________________
                                 Jack Hayden
                                 [Title]



                             eLOYALTY CORPORATION



                             By:  _____________________________________________
                                  Kelly D. Conway
                                  President and Chief Executive Officer

































                                 SIGNATURE PAGE
                                     TO THE
                            REORGANIZATION AGREEMENT